UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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IMAX CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMAX Corporation

2525 Speakman Drive

Mississauga, Ontario, Canada, L5K 1B1

Dear Fellow Shareholders:	April 21, 2015

As I write this letter, our position in the industry has never been stronger. At some point during this year we will open our 1,000th IMAX® theatre, which is remarkable considering that just 5 years ago, there were less than half that number. When you couple this network growth with a number of key accomplishments over the past year, including the launch of our world-class laser projection system, the signing of film deals with most major studios, and the sale of a 20% stake in IMAX China to two prominent Chinese funds, I think it becomes increasingly apparent just how much the Company has evolved. We are well positioned to take advantage of strong film slates and the global demand for our brand in 2015 and beyond.

2014 Financial Performance and Network Growth

Our results for the full year of 2014 further demonstrated the operating leverage in our business model and the benefits of our global expansion. Gross margins expanded 250 basis points in 2014 compared to full year 2013, leading to $86.6 million of operating cash flow and resulting in $106.5 million of cash at the end of the year.

We installed 121 theatre systems in 2014, increasing our network total to 934 theatres globally, with 809 of those being commercial theatres. Demand remains strong as evidenced by our 118 new theatre signings in 2014, which spanned 23 countries and resulted in a backlog of 397 systems at year end. This not only reflects the strength of our brand but also provides a robust pipeline for network growth in future years. Just as impressive as our network size, however, is its breadth. Our customers can now enjoy The IMAX Experience® in 62 countries around the world.

China, our second largest market after the United States, has continued to grow with 62 new theatres installed in 2014, bringing our total China footprint to 215 theatres, with another 215 theatres in backlog. Per screen averages were $1.2 million in China in 2014, which are consistent with the country’s IMAX performance over the past two years, despite the network doubling over the same period. As I mentioned earlier, we also sold a 20% stake in the China business to two strategic partners, CMC and FountainVest. These investors bring significant business and political acumen, which we view as additional assets in China. We continue to work with most of the major exhibitors and studios in China and continue to complement our programming strategy by releasing a number of local language films throughout the year. During 2014, we released a total of 28 films in China, including 6 local Mandarin language films.

In addition, we have been expanding in many other markets. For instance, we grew the network in Western Europe by 14% in 2014, ending the year with 56 commercial theatres in the region. We have also seen increased activity in Japan, the third largest box office market in the world. We currently have 17 theatres in Japan but, until last year, we had yet to partner with the largest exhibitors in the country. This changed when we signed a deal in October with Toho, the top exhibitor in Japan, for a theatre to open in downtown Tokyo, a prime location, in April 2015. We believe this is just the beginning of our potential growth in the country and we anticipate this theatre will spark additional signings in Japan. Over the course of the year we also signed theatres in several new countries, including Angola, Georgia and the Bahamas.

Technology and Innovation

One of the Company’s biggest accomplishments in 2014 was the successful launch of our laser projection system in December. Leveraging IMAX’s 47 years of experience, patents we acquired from Kodak and state of the art hardware and software, the new laser system is truly a ground-up development and unique among the other products being developed in the industry. This new innovation will allow us to complete the transition of our network to digital and move away from dependence on film, which will increase our programming flexibility and also allow for cost savings. Our laser system is capable of projecting a digital image at full 1.43:1 aspect ratio with maximum sharpness and perceived resolution beyond 4K, even when you are sitting close to a 100ft. screen. The system’s attributes also include tremendous 3D brightness and substantially greater contrast, which, combined with our unique optical design, has created not only unprecedented clarity and detail, but also an expanded color gamut, allowing filmmakers to present more vivid and exotic colors than ever before. We also developed a new audio system to complement the laser projector, which increases the IMAX audio system to 12 channels, further enhancing the immersiveness that is The IMAX Experience®. We believe this new technology is a giant leap forward in the quality of cinematic presentation and further cements IMAX’s position as a leader in providing the most differentiated premium movie-going experience to customers around the world.

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We also continued development of our in-home product with our joint-venture partner, TCL, and expect to release our proprietary home entertainment system into the market place in the next 12-18 months. We feel there is significant untapped opportunity for IMAX to expand into the home at the premium level, with which the IMAX brand has become synonymous. Our in-home product is expected to initially be geared towards China and the Middle East and, like our cinema product, is expected to be an end-to-end entertainment solution, including both hardware as well as some unique, premium content.

Box Office Highlights

While 2014 was a difficult box office year for the industry, especially domestically, there were some important highlights for IMAX. IMAX generated $750 million of box office through our worldwide network in 2014, up 3% over the 2013 box office. Underscoring the global nature of our network, 2014 was the first time ever that IMAX’s international box office and theatre network exceeded domestic, a shift that allows IMAX to capitalize on favorable movie-going trends around the world. As we look back at our portfolio of domestic films for 2014, we are encouraged that IMAX’s market share on the titles we played continued to grow - demonstrating the increased demand for The IMAX Experience®. Our end-to-end approach to our business continues to drive value, especially where “IMAX DNA” is deeply embedded in the content. Chris Nolan’s Interstellar, which had many scenes filmed with IMAX cameras, was very successful for IMAX, grossing more than $105 million globally in Q4, our third highest grossing title ever, with IMAX representing over 30% of the total domestic box office. We have also seen that audiences will come out to the movies to see quality films, whether superhero adventures like Guardians of the Galaxy, space travel like Interstellar in 2014 or dramas like American Sniper in 2015. To further support our performance and increase our brand reach, we have increased our focus on marketing to share with audiences the unique experience that they will get when they see a film in IMAX, which we believe is unparalleled to any experience in any other theatre.

In addition, we have also begun expanding the type of content released in IMAX theatres. You may have noticed that we released Fifty Shades of Grey and HBO’S Game of Thrones in select theatres in the network in the first quarter of 2015. These are two titles that we likely wouldn’t have released in the past. Our goal is to offer audiences compelling content 52 weeks a year, and we view the expanded content offering during what are known as industry “shoulder periods” as a branch of that strategy and something we expect to continue in the future.

As we continue into 2015, we are excited for what’s to come. The 2015 film slate looks to be one of the most prominent we’ve seen for blockbuster features, and very well-spaced, beginning April 3rd with Furious 7 all the way through December with Star Wars. The box office is already off to a strong start and the remainder of the 2015 slate is shaping up to be very promising, with a number of “IMAX-centric” films slated for release.

When you take a step back and look at all of the exciting activity going on at IMAX, it becomes clear why we feel the IMAX brand is stronger than ever. We are amidst a very promising film year, we have a network that will reach 1,000 theatres in the coming months, and we have just completed the development of the most differentiated, cutting-edge projection system in the Company’s forty-plus year history.

All in all, IMAX would not be in the position it is in if not for the incredible talent at this organization. I owe tremendous gratitude to the employees of this Company for their efforts and dedication.

On behalf of the Company, I would also like to thank our shareholders for their continued support. We look forward to sharing these exciting years ahead with you.

Sincerely,

/s/ Richard L. Gelfond

Richard L. Gelfond CEO, IMAX Corporation

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IMAX Corporation

2525 Speakman Drive

Mississauga, Ontario, Canada, L5K 1B1

NOTICE of ANNUAL GENERAL MEETING of SHAREHOLDERS

to be held on

Monday, June 1, 2015

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of IMAX Corporation (the “Company”) will be held at the Loews Regency Hotel (Great Lawn Meeting Room), 540 Park Avenue, New York, NY 10065, on Monday, June 1, 2015 at 2:00 p.m. (Eastern Time) (the “Meeting”), for the following purposes:

(1)	to receive the consolidated financial statements for the fiscal year ended December 31, 2014 together with the auditors’ report thereon;

(2)	to elect the nine individuals nominated to serve as directors until the close of the next annual meeting of shareholders or until their successors are elected or appointed;

(3)	to appoint auditors and authorize the directors to fix the auditors’ remuneration;

(4)	to conduct an advisory vote on the executive compensation of the Company’s Named Executive Officers; and

(5)	to transact such other business as may properly be brought before the Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the proxy circular and proxy statement accompanying this Notice of Annual General Meeting of Shareholders.

Only shareholders of record as of the close of business April 7, 2015, are entitled to notice of and to vote at the Meeting.

By Order of the Board of Directors,

/s/ G. Mary Ruby

G. MARY RUBY
Chief Administrative Officer
& Corporate Secretary

Mississauga, Ontario
April 21, 2015

YOUR VOTE IS IMPORTANT. Shareholders who are unable to attend the Meeting in person are requested to complete and return the accompanying Form of Proxy in the envelope provided for that purpose. Proxies must be deposited with Computershare Investor Services Inc., c/o Stock and Bond Transfer Dept., 8th Floor, 100 University Avenue, Toronto, Ontario, Canada, M5J 2Y1 or at the Corporate Headquarters of the Company noted above on or before 2:00p.m. (Eastern Time) on Thursday, May 28, 2015. Shareholders may also vote by following the instructions for voting by telephone or over the internet in the accompanying proxy circular.

Proxy Circular

and

Proxy Statement

April 21, 2015

IMAX CORPORATION

2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1

tel: 905-403-6500 fax: 905-403-6540

www.IMAX.com

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IMAX Corporation

2525 Speakman Drive

Mississauga, Ontario, Canada, L5K 1B1

GENERAL INFORMATION

This proxy circular and proxy statement (the “Circular”) is furnished in connection with the solicitation by the management of the Company of proxies to be used at the Annual General Meeting of Shareholders of IMAX Corporation (the “Company”), which will be held at the Loews Regency Hotel (Great Lawn Meeting Room), 540 Park Avenue, New York, NY 10065, on Monday, June 1, 2015 at 2:00 p.m. (Eastern Time) (the “Meeting”), or at any continuation, postponement or adjournment thereof.

The Notice of Annual General Meeting, the definitive proxy circular and proxy statement and the form of proxy (the “Form of Proxy”) are intended to be released on or about April 21, 2015 to holders of our common shares (the “Common Shares”).

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be held on June 1, 2015

Pursuant to the requirement promulgated by the United States Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials by sending you this full set of proxy materials, including a form of proxy or voting instruction form. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the Meeting.

The definitive proxy materials will be available on the internet at  https://www.imax.com/corporate/investors/ shareholder-meeting.

Regardless of the number of Common Shares you hold, your role as a shareholder is very important and the Board of Directors strongly encourages you to exercise your right to vote.

INFORMATION ON VOTING

Who can Vote

The Board of Directors has fixed April 7, 2015 as the record date for the Meeting. Each Common Share entitles the holder to one vote on all matters presented at the Meeting. As of April 7, 2015, we had 69,636,041 Common Shares issued and outstanding. You are entitled to vote at the Meeting if you were a holder of record of Common Shares as of the close of business on April 7, 2015. You are entitled to one vote on each proposal for each Common Share you held on the record date. Your Common Shares may be voted at the Meeting only if you are present in person or your Common Shares are represented by a valid proxy. The holders of Common Shares are entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Company and to one vote in respect of each Common Share held at all such meetings.

Difference between a Shareholder of Record and a Beneficial Holder

If your Common Shares are registered directly in your name, you are considered the shareholder of record with respect to those Common Shares.

If your Common Shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those Common Shares. However, you are still considered the beneficial owner of those Common Shares, and your Common Shares are said to be held in “street name”. Beneficial holders generally cannot submit a proxy or vote their Common Shares directly and must instead instruct the broker, bank, trust or other nominee on how to vote their Common Shares using the methods described below in “Voting by Beneficial Holders”.

VOTING BY SHAREHOLDERS OF RECORD

The following instructions are for shareholders of record only. If you are a beneficial holder (your Common Shares are held in “street name”), please follow your broker’s instructions on how to vote your Common Shares. See the description in “Voting by Beneficial Holders” on page 3.

Voting in Person

Shareholders of record may vote by attending the Meeting and voting the Common Shares registered in their name on resolutions put before the Meeting. If you are a shareholder of record who will attend and vote in person at the Meeting, you do not need to complete or return the Form of Proxy. Please register your attendance with the scrutineer, Computershare Investor Services Inc. (“Computershare”), upon your arrival at the Meeting.

Voting by Proxy

If you are a shareholder of record but do not plan to attend the Meeting in person, you may vote by proxy. There are three ways to vote by proxy:

Mail – You may vote by completing, dating and signing the enclosed Form of Proxy and promptly returning it, in the preaddressed envelope provided to you, to Computershare, no later than 2:00 p.m. (Eastern Time) on Thursday, May 28, 2015, or on the second last business day prior to any postponed or adjourned meeting.

Telephone – You may vote by telephone from within the United States or Canada by calling the toll free number shown on the Form of Proxy no later than 2:00 p.m. (Eastern Time) on Thursday, May 28, 2015, or on the second last business day prior to any postponed or adjourned meeting. Please refer to the holder account number and access number provided on the Form of Proxy.

Internet – You may vote over the internet by following the login and voting procedures described on the Form of Proxy. Please refer to the holder account number and access number provided on the Form of Proxy. Detailed voting instructions will then be provided via the internet to those who have completed the login procedure. You may vote (and revoke a previous vote) over the internet at any time before 2:00 p.m. (Eastern Time) on Thursday, May 28, 2015, or on the second last business day prior to any postponed or adjourned meeting.

The internet voting procedure is designed to authenticate shareholders’ identities, to allow shareholders to vote their Common Shares and to confirm that shareholders’ votes have been recorded properly. Shareholders who submit a proxy through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and that these costs must be borne by the shareholder. Also, please be aware that we are not involved in the operation of the internet voting procedure and cannot take responsibility for any access or internet service interruptions that may occur or any inaccuracies or erroneous or incomplete information that may appear.

What is a Proxy?

A proxy is a document that authorizes another person to attend the Meeting and cast votes on behalf of a shareholder of record at the Meeting. If you are a shareholder of record, you can use the accompanying Form of Proxy. You may also use any other legal form of proxy.

How do you Appoint a Proxyholder?

Your proxyholder is the person you appoint to cast your votes for you at the Meeting. The persons named in the enclosed Form of Proxy are directors and officers of the Company. You have the right to appoint one of the persons designated as proxyholders in the accompanying Form of Proxy. In the alternative, you have the right to appoint any other person, who need not be a shareholder of the Company, to attend and act on your behalf at the Meeting, and such right may be exercised by inserting such person’s name in the blank space provided in the enclosed form of proxy or by completing another proper form of proxy.

Your proxy authorizes the proxyholder to vote and otherwise act for you at the Meeting, including any continuation of the Meeting if it is adjourned.

How will a Proxyholder Vote?

If you mark on the proxy how you want to vote on a particular issue (by checking FOR, AGAINST, WITHHOLD, or ABSTAIN), your proxyholder must cast your votes as instructed. If you vote “WITHHOLD” on the proxy it is equivalent to voting “ABSTAIN”, and you will be abstaining from voting, though you will be treated as present for the purposes of determining a quorum.

The person appointed as proxyholder has discretionary authority and may vote the Common Shares represented thereby as such person considers best with respect to amendments or variations to matters identified in the Notice of Annual General Meeting, and with respect to any other matter which may properly come before the Meeting. As of the date of this Circular, we are not aware of any such amendment, variation or other matter proposed or likely to come before the Meeting. If any amendments are proposed to these matters, or if any other matters properly arise at the Meeting, your proxyholder can generally vote your Common Shares as he or she sees fit.

If you do NOT mark on the proxy how you intend to vote on a particular matter, your proxyholder is entitled to vote your Common Shares as he or she sees fit. If your proxy does not specify how you intend to vote on any particular matter, and if you have authorized a director or officer of the Company to act as your proxyholder, your Common Shares will be voted at the Meeting as follows:

•	FOR the election of the nominees named in this Circular as directors;

•	FOR the appointment of PricewaterhouseCoopers LLP as auditors and authorizing the directors to fix the auditors’ remuneration; and

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers.

For more information about these matters, please see “Item No. 1 - Election of Directors” on page 6, “Item No. 2 -Appointment of Auditors” on page 10, and “Item No. 3 - Advisory Vote on Named Executive Officer Compensation” on page 11.

How do you Revoke your Proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before the Meeting by depositing an instrument in writing (including another proxy) executed by the shareholder or the shareholder’s attorney authorized in writing at: (i) our registered office, IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary, at any time up to and including 2:00 p.m. (Eastern Time) on the last business day prior to the date of the Meeting or any adjournment or postponement thereof; or (ii) with the chairman of the Meeting on the day of the Meeting or at any adjournment or postponement thereof; or (iii) in any other manner permitted by law, including attending the Meeting in person. If you revoke your proxy and do not replace it with another form of proxy that has been properly deposited, you may still vote Common Shares registered in person at the Meeting.

Confidentiality of Voting

Computershare counts and tabulates proxies in a manner that preserves the confidentiality of your votes. Proxies will not be submitted to management unless:

•	there is a proxy contest;

•	the proxy contains comments clearly intended for management; or

•	it is necessary to determine a proxy’s validity or to enable management and/or the Board of Directors to meet their legal obligations to shareholders or to discharge their legal duties to the Company.

Solicitation of Proxies

While we intend to solicit most proxies by mail, some proxies may be solicited by telephone or other personal contact by our directors, officers or employees. Directors, officers and employees will not receive any additional compensation for such activity. We will, upon request, pay brokers and certain other persons who hold our Common Shares for others their reasonable expenses for sending proxy materials to the beneficial owners of our Common Shares. The cost of solicitation will be borne by us. While we have not chosen to engage the services of a proxy solicitor to aid in the solicitation of proxies and verify records relating to the solicitation at this time, should we decide to do so, we will bear all costs of such solicitation.

VOTING BY BENEFICIAL HOLDERS

Copies of this solicitation have been distributed to your broker, bank or other intermediary who are required to deliver them to, and seek voting instructions from, beneficial holders (shareholders who hold Common Shares in “street name”). Intermediaries often use a service company such as Broadridge Investor Communications (“Broadridge”) to forward meeting materials to beneficial holders. If you are a beneficial holder, you can vote your Common Shares through your intermediary by following the instructions your intermediary provides to you or at the Meeting. As a beneficial holder, while you are invited to attend the Meeting, you will not be entitled to vote at the Meeting unless you make the necessary arrangements with your intermediary to do so.

For the purposes of Canadian securities laws, beneficial holders fall into two categories – those who object to their identity being made known to the issuers of securities which they own (“OBOs”) and those who do not object to their identity being made known to the issuers of the securities they own (“NOBOs”). Subject to the provisions of Canadian National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), issuers may request and obtain a list of their NOBOs from intermediaries and may use the NOBO list in connection with any matters relating to the affairs of the issuer, including the distribution of proxy-related materials directly to NOBOs. We are not sending meeting materials directly to NOBOs; instead, we use and pay intermediaries and agents to send the meeting materials.

Voting in Person

A beneficial holder who receives a Voting Instruction Form and who wishes to attend and vote at the Meeting in person (or have another person attend and vote on his or her behalf), should strike out the appointees named in the Voting Instruction Form and insert his or her name (or such other person’s name) in the blank space provided and follow the corresponding instructions provided by the intermediary.

Voting through an Intermediary

Through an Intermediary – As a beneficial holder, you will be given a Voting Instruction Form by your intermediary which must be submitted in accordance with the instructions provided by the intermediary. You must follow the intermediary’s instructions (which allow the completion of the Voting Instruction Form by mail, telephone or internet). Occasionally, as a beneficial holder you may be given a form of proxy that has been signed by the intermediary and which is restricted to the number of Common Shares owned by you as the beneficial shareholder but that is otherwise not completed. This form of proxy does not need to be signed by you. In this case, you can complete the form of proxy and vote by following the instructions provided by the intermediary.

Mail – You may vote by completing, dating and signing the Voting Instruction Form and promptly returning it in the preaddressed envelope provided to you for receipt by no later than 2:00 p.m. (Eastern Time) on Wednesday, May 27, 2015, or on the third last business day prior to any postponed or adjourned meeting.

Telephone – You may vote by telephone from within the United States or Canada by calling the toll free number shown on the Voting Instruction Form no later than 2:00 p.m. (Eastern Time) on Wednesday, May 27, 2015, or on the third last business day prior to any postponed or adjourned meeting. Please refer to the control number provided on the Voting Instruction Form.

Internet – If your intermediary is registered with Broadridge, whom we have retained to manage beneficial holder internet voting, you may vote over the internet by following the login and voting instructions on your Voting Instruction Form no later than 2:00 p.m. (Eastern Time) on Wednesday, May 27, 2015, or on the third last business day prior to any postponed or adjourned meeting. Please refer to the control number provided on the Voting Instruction Form.

U.S. Householding

Some brokers, banks or other intermediaries may be participating in the practice of “householding” proxy circulars and annual reports. This means that only one copy of the Circular and the annual report may have been sent to multiple shareholders in the same household. Each shareholder will continue to receive a separate Voting Instruction Form. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: IMAX Corporation, 110 East 59th Street, Suite 2100, New York, New York, U.S.A. 10022, Attention: Investor Relations at 212-821-0100. If you would like to receive separate copies of the Circular and the annual report in the future, or if you are receiving multiple copies and want to receive only one copy for your household, you should contact your intermediary.

Information for U.S. Beneficial Holders

If you are a U.S. beneficial holder with an intermediary, you must instruct your U.S. intermediary how to vote your Common Shares. If you do not provide voting instructions, your Common Shares will not be voted on any proposal on which the U.S. intermediary does not have discretionary authority to vote. This is called a “broker non-vote”. In these cases, the broker can register your Common Shares as being present at the Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required.

If you do NOT mark on the proxy how you intend to vote on a particular matter, your broker is entitled to vote your Common Shares as he or she sees fit with respect to “routine” matters such as the ratification of the appointment of PricewaterhouseCoopers LLP as our auditors. However, your proxyholder does not have discretionary authority to vote on the election of the nominees named in this Circular as directors, on the Advisory Vote on Named Executive Officer Compensation, or with respect to other matters which may properly be brought before the Meeting, if your proxy does not specify how you intend to vote on any particular matter. Accordingly, if you are a U.S. beneficial holder it is particularly important that you instruct your U.S. intermediary how you wish to vote your Common Shares.

VOTING REQUIREMENTS TO APPROVE MATTERS TO BE DISCUSSED AT THE 2015 ANNUAL MEETING

Matter	Vote Required	Broker Discretionary Voting Allowed
Election of Nominees for the Board of Directors	Majority of Votes Cast at the Meeting	No
Appointment of PricewaterhouseCoopers LLP	Majority of Votes Cast at the Meeting	Yes
Advisory Vote on Named Executive Officer Compensation	Majority of Votes Cast at the Meeting	No

Withheld/Abstentions or broker non-votes are counted for purposes of establishing a quorum, but they are not counted as votes cast for or against a proposal.

Quorum

The Meeting requires a quorum, which for the purposes of the Meeting means:

•	at least two persons personally present, each being a shareholder entitled to vote at the Meeting or a duly appointed proxyholder for a shareholder; and

•	persons owning or representing by proxy not less than 33 1/3% of the total number of Common Shares entitled to vote at the Meeting.

As of April 7, 2015, we had 69,636,041 Common Shares issued and outstanding, each carrying the right to one vote at all meetings of our shareholders.

PROCEDURE FOR CONSIDERING SHAREHOLDER PROPOSALS FOR OUR 2016 ANNUAL MEETING

If a shareholder wishes to propose any matter for a vote by our shareholders at our 2016 annual meeting of shareholders, he or she must send his or her proposal to our Corporate Headquarters at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. We may omit the proposal from next year’s proxy circular and proxy statement under applicable Canadian corporate law and U.S. securities laws if it is not received by our Corporate Secretary at the address noted above by December 23, 2015.

SHAREHOLDER COMMUNICATION

Shareholders or other interested parties wishing to communicate with the Board of Directors, or any individual director, may do so by sending a written communication to IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, addressed to the Board of Directors or any individual director, Attention: Corporate Secretary. The Secretary forwards all such communications to the Board of Directors.

PRINCIPAL SHAREHOLDERS OF VOTING SHARES

We are not aware of any persons who as of April 7, 2015 beneficially owned or exercised control or direction over more than 5% of our Common Shares other than:

Name and Address of Beneficial Owner of Common Shares	Amount and Nature of Beneficial Ownership of Common Shares		Percentage of Outstanding Common Shares
Douglas Group	9,236,447	(1)	13.3%
Kevin and Michelle Douglas
James E. Douglas, III
K&M Douglas Trust
Douglas Family Trust
James Douglas and Jean Douglas Irrevocable Descendants’ Trust
KGD 2012 Trust
MMD 2012 Trust
125 E. Sir Francis Drake Blvd., Suite 400, Larkspur, CA 94939

Wellington Management Group, LLP	9,011,341	(2)	12.9%
c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210

Tremblant Capital Group	5,350,249	(3)	7.7%
767 Fifth Avenue, New York, NY 10153

The percentage of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by such person by 69,636,041 Common Shares outstanding as of April 7, 2015.

(1)	Based solely on information reported in an amended Schedule 13G filed jointly by Kevin Douglas, Michelle Douglas, James E. Douglas, III, K&M Douglas Trust, Douglas Family Trust and James Douglas & Jean Douglas Irrevocable Descendants’ Trust on February 14, 2013, with the SEC. As reported in such filing, Kevin Douglas has shared voting power with respect to 6,448,161 Common Shares. Kevin Douglas and his wife, Michelle Douglas, hold 3,801,068 Common Shares jointly as the beneficiaries and co-trustees of the K&M Douglas Trust. In addition, Kevin Douglas and Michelle Douglas are co-trustees of the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, which holds 2,584,441 Common Shares. Kevin Douglas may be deemed to have shared voting/dispositive power over the 62,652 Common Shares held by the KGD 2012 Trust. Michelle Douglas may be deemed to have shared voting/dispositive power over the 62,652 shares held by MMD 2012 Trust. Kevin Douglas has shared dispositive power with respect to 9,173,795 Common Shares. Kevin Douglas also has shared dispositive power with respect to 923,645 Common Shares held by James E. Douglas, III and 1,801,989 Common Shares held by the Douglas Family Trust.

(2)	Based solely on information reported in Amendment No. 2 to the Schedule 13G filed by Wellington Management Group, LLP (“Wellington”) on February 12, 2015 with the SEC. As reported in such filing, Wellington has shared voting power over 6,625,999 Common Shares. Wellington has shared dispositive power with respect to 9,011,341 Common Shares. Wellington does not hold sole voting / dispositive power with respect to any Common Shares. The securities are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP, formerly known as Wellington Management Company, LLP, which was an investment adviser to these clients as of December 31, 2014. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.

(3)	Based solely on information reported in a Schedule 13G filed by Tremblant Capital Group (“Tremblant”) on February 12, 2015 with the SEC. As reported in such filing, Tremblant has sole voting power over 5,350,249 Common Shares. Tremblant has sole dispositive power with respect to 5,350,249 Common Shares. Tremblant does not hold shared voting / dispositive power with respect to any Common Shares. The securities are owned by advisory clients of Tremblant Capital Group, none of which own more than 5% of the class.

FINANCIAL STATEMENTS AND AUDITORS’ REPORT

The Board of Directors will submit to the shareholders at the Meeting the consolidated financial statements for the fiscal year ended December 31, 2014 and the auditors’ report thereon. A copy of these financial statements and the auditors’ report is included in the Annual Report on Form 10-K, which is being mailed to our shareholders together with this Circular.

MATTERS TO BE CONSIDERED AT THE 2015 ANNUAL GENERAL MEETING

BOARD OF DIRECTORS’ RECOMMENDATIONS FOR YOUR VOTE

The following is a summary of matters to be considered at the Meeting together with the Board of Directors’ unanimous recommendations for your votes.

Item No.	Board Recommendation
1. Election of the Nine Nominees as Directors	FOR
2. Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditors	FOR
3. Advisory Vote on the Executive Compensation of the Company’s Named Executive Officers	FOR

Item No. 1 - ELECTION OF DIRECTORS

Our articles provide that the Board of Directors may be comprised of a minimum of 1 and a maximum of 15 directors, with the actual number determined from time to time by resolution of the Board of Directors. Currently, the Board of Directors has fixed the number of directors at 10.

The Board of Directors is currently composed of Neil S. Braun, Eric A. Demirian, Richard L. Gelfond, Garth M. Girvan, David W. Leebron, Michael Lynne, Michael MacMillan, I. Martin Pompadur, Marc A. Utay, and Bradley J. Wechsler. The term of each director will expire at the 2015 Meeting. Garth M. Girvan and Marc A. Utay will not stand for re-election at the Meeting. The Board of Directors has nominated Darren D. Throop to serve as the ninth director, and is currently in the process of recruiting a tenth director, who will be identified in due course. Shareholders are not permitted to vote for a greater number of persons than the number of nominees identified below.

In any election or appointment of a director to fill a vacancy created by any director ceasing to hold office, the election or appointment shall be for the unexpired term of the director who has ceased to hold office.

Nominees for Election

Shareholders who wish to have the Board of Directors consider the nomination of any person for director at the 2016 annual meeting of shareholders should communicate with the Corporate Secretary at our corporate office. See the description in “Nomination Process” on page 46 for more information.

At the Meeting, shareholders will be asked to approve the election of directors by ordinary resolution, which requires that a majority of the votes cast at the Meeting be in favor of the resolution. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the proxy in favor of the resolution. Voting “WITHHOLD” is the equivalent to voting “ABSTAIN”. If any of the nominees is for any reason unable to serve as a director, proxies in favor of management will be voted for another nominee in their discretion unless the shareholder has specified in the Form of Proxy that such shareholder’s Common Shares are to be withheld from voting on the election of directors.

The Board of Directors unanimously recommends a vote FOR the election of each of these nominees as directors.

The nominees for election as directors have indicated to us that they will serve if elected. Each director elected will hold office until the earlier of the close of the 2016 annual meeting of shareholders, until his successor is elected or appointed, or until the date of his resignation or termination.

We retained Korn Ferry in January 2015 to assist with the identification and evaluation of potential nominees for our Board of Directors. Korn Ferry recommended Darren D. Throop for consideration by the Governance Committee, which subsequently recommended to the Board that Mr. Throop be nominated for election to our Board of Directors.

The following table lists certain information concerning the persons to be nominated for election to our Board of Directors.

Nominees for Election as Directors for the Term Expiring in 2016	Current Position with the Company

Richard L. Gelfond, 59, New York, New York, U.S.A.

Mr. Gelfond has been sole Chief Executive Officer of the Company since April 2009 and has been a director since March 1994. Mr. Gelfond served as Co-Chairman of the
Company with Mr. Wechsler from June 1999 to March 2009 and Co-Chief Executive
Officer with Mr. Wechsler from May 1996 to March 2009. From March 1994 to June
1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond serves as
Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., which is affiliated with Stony Brook University. He is also a Member of the Motion Picture
Academy of Arts and Sciences. Mr. Gelfond served as the Chairman of the Columbia
Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003.

Director and Chief Executive Officer

Key skills and experience

Mr. Gelfond’s long service as Chief Executive Officer of the Company (formerly Co-
Chief Executive Officer), as well as his marketing, financial, legal and capital markets expertise, combined with his extensive knowledge of the business, operations and domestic and international markets of the Company and his relationships with studios, exhibitors and senior management with the Company, are valuable assets to the Board.

Current Position with the Company

Bradley J. Wechsler, 63, New York, New York, U.S.A.

Bradley Wechsler has been sole Chairman of the Company’s Board of Directors since
April 2009 and has been a director since March 1994. Mr. Wechsler assumed the role of Managing Partner, Elysium LLC in January 2015. Elysium manages the business affairs of a high net worth private family. Mr. Wechsler served as Co-Chairman of the
Company with Mr. Gelfond from June 1999 to March 2009 and Co-Chief Executive
Officer with Mr. Gelfond from May 1996 to March 2009. From March 1994 to June
1999, Mr. Wechsler served as Chairman of the Company. Mr. Wechsler serves on the boards of Math for America and Apollo Investment Corporation. He served on the board of Assay Healthcare Solutions from 2010-2014. Mr. Wechsler also serves on the board of the NYU Langone Hospital and Medical Center, where he is a Vice Chairman and member of the Executive Committee. Mr. Wechsler is a Member of the Motion
Picture Academy of Arts and Sciences.

Chairman of the Board of Directors

Key skills and experience

Mr. Wechsler’s long service as Co-Chief Executive Officer of the Company, as well as his financial, legal and capital markets expertise, combined with his extensive knowledge of the business and operations of the Company are valuable assets to the
Board. In addition, Mr. Wechsler brings particular expertise in board leadership and governance given his long service as Co-Chairman and Chairman of the Board.

Neil S. Braun, 62, New York, New York, U.S.A.

Neil Braun has been a director of the Company since June 2003. He is the Dean of
Pace University’s Lubin School of Business and a member of the University Operating
Committee. Mr. Braun held the position of Chief Executive Officer of The Carbon
Neutral Company from 2008 to June 2010 and Chairman & Chief Executive Officer of
The GreenLife Organization from 2007 to 2008. Mr. Braun held the position of
President, Distribution & Marketing of Starz Media after it acquired IDT
Entertainment in August 2006. He was President, Feature Films and Television of IDT
Entertainment from 2005 to 2007 and the President of Vanguard Animation, LLC from
2001 to 2005. Mr. Braun was the President of Vast Video Inc. prior to this and was
President of iCast Corporation, a wholly-owned subsidiary of CMGI, Inc., during
1999. From 1994 to 1998, Mr. Braun was President of NBC Television Network. Mr.
Braun also sits on the Share our Strength and Westhampton Beach Performing Arts
Center boards of directors, both non-profit organizations. He serves as the Chairman of the Audit Committee of Share our Strength and is the President of the Board of
Directors and Chair of the Audit and Compliance Committees of the Westhampton
Beach Performing Arts Center. Prior to 1994, Mr. Braun was the Chairman and CEO
of Viacom Entertainment, the COO of Imagine Films Entertainment and Senior Vice
President of Home Box Office Inc. Mr. Braun received his Certificate of Director
Education through the National Association of Corporate Directors and is a member of
KPMG Audit Committee Institute. Mr. Braun is a former director of the GreenLife
Organization (2007-2008) and The Carbon Neutral Company (2008-2010). Mr. Braun
is a member of the Company’s Audit and Governance Committees.

Director

Key skills and experience

Mr. Braun’s experience as a senior executive of a number of entertainment, technology and other companies as well as his current role as business school dean allows him to provide valuable insight into issues and opportunities facing the Company and has given him financial expertise which is valuable to the Audit Committee. As dean,
Mr. Braun developed a certification program for regulatory compliance and created a
Center for Excellence in Financial Reporting headed by ex-FASB Chair Leslie
Seidman.

Current Position with the Company

Eric A. Demirian, 56, Toronto, Ontario, Canada

Eric Demirian has been a director of the Company since September 2010.
Mr. Demirian has, since 2003, been President of Parklea Capital Inc., a boutique financial advisory and strategy firm and is President of Demicap Inc., a private investment firm. Prior to Mr. Demirian’s position at Parklea Capital he held the position of Executive Vice President of Group Telecom, Inc. from 2000 to 2003.
Mr. Demirian’s previous positions include partner and head of Information and
Communication Practice at PricewaterhouseCoopers (1983-2000) and Internal Auditor
at the Ontario Lottery and Gaming Corporation (1980-1983). Mr. Demirian serves on the boards of Descartes Systems Group, Enghouse Systems Ltd. and Redline
Communications Inc., and is a member of Redline’s Compensation Committee.
Mr. Demirian is a former director and Chair of the Audit Committee of Leisure
Canada Inc. (2010–2011), Menu Foods Income Fund (2005-2010) and Keystone North
America Inc. (2007–2010). Mr. Demirian is a member of the Advisory Council for the
Ted Rogers School of Management at Ryerson University. He is a Chartered
Professional Accountant, a Chartered Accountant and a Certified General Accountant.
Mr. Demirian serves as Chairman of the Audit Committee of the Company and is a
member of the Company’s Compensation Committee. Mr. Demirian is a Canadian
citizen.

Director

Key skills and experience

Mr. Demirian’s accounting experience combined with his substantial business and transaction experience make him well suited to assist the Board in its assessment of financial and accounting matters. With his strong financial background, Mr. Demirian serves as the Chair of the Audit Committee and meets the SEC definition of an Audit
Committee financial expert.

David W. Leebron, 60, Houston, Texas, U.S.A.

David Leebron has been a director of the Company since September 2003. He has been the President of Rice University since July 2004. Prior to July 2004, Mr. Leebron held the position of Dean and Lucy G. Moses Professor of Law at Columbia
University School of Law since 1996 and Professor of Law since 1989. Mr. Leebron is on the Council on Foreign Relations, and the board of the Greater Houston Partnership and the Board of Governors of the National Collegiate Athletic Association (NCAA).
Mr. Leebron serves as Chairman of the Governance Committee of the Company and is
a member of the Company’s Audit Committee.

Director

Key skills and experience

Mr. Leebron brings his broad legal experience, leadership and management skills as
President of Rice University and former Dean of Columbia Law School to the Board.
This experience makes Mr. Leebron particularly well suited to assess legal risks, governance issues and other challenges faced by the Company and the Board.

Michael Lynne, 73, New York, New York, U.S.A.

Michael Lynne has been a director of the Company since July 2013. He is a Principal of Unique Features LLC, a film and television production company. Prior to the launch of Unique Features, Mr. Lynne was Co-Chairman and Co-Chief Executive Officer of
New Line Cinema Corporation and was an Executive Producer of New Line’s
historically successful The Lord of the Rings trilogy. Mr. Lynne is also on the boards of the Museum of Modern Art and Citymeals-on-Wheels and chairs the Museum
Committee of Guild Hall of East Hampton. Mr. Lynne is a member of the Board of
Visitors of Columbia Law School and is a long-time trustee of the Brooklyn College
Foundation. He has also been a member of the board of the publicly traded REIT,
Vornado Realty Trust, since 2005 and serves as chair of Vornado’s Compensation
Committee. Mr. Lynne also served as the Time Warner, Inc. representative on the
Time Warner Cable Board from 2006 until 2008 and chaired their Compensation
Committee. Mr. Lynne is a member of the New York Bar. Mr. Lynne serves as a member of the Company’s Compensation Committee.

Director

Key skills and experience

Mr. Lynne’s experience as a senior executive of a number of entertainment and film production companies, as well as his extensive board experience, brings valuable industry insight and expertise to the Board’s deliberations in these areas.

Current Position with the Company

Michael MacMillan, 58, Toronto, Ontario, Canada

Michael MacMillan has been a director of the Company since June 2013. Mr.
MacMillan is Chief Executive Officer of Blue Ant Media, a Canadian media company which he co-founded in 2011. Blue Ant has an ownership interest in eight Canadian specialty television channels, as well as digital media properties and magazines. Mr.
MacMillan was Chairman and/or CEO of Alliance Atlantis Communications from
1998 to 2007. Mr. MacMillan co-founded Atlantis Films Limited in 1978 which acquired Alliance Communications in a reverse takeover in 1998 and the company subsequently became Alliance Atlantis Communications. Mr. MacMillan retired from
Alliance Atlantis in 2007 after selling the company to Canwest Communications and
Goldman Sachs. In 2007, he also co-founded, and serves as Chair of Samara, a think tank that works to strengthen political engagement in Canada through innovative research and educational programs. Mr. MacMillan is a director of Knowledge First
Financial. Additionally, Mr. MacMillan is co-founder and co-owner of Closson Chase, a vineyard and winery in Prince Edward County, Ontario, Canada. He has additionally volunteered with numerous community and industry organizations over many years, and is currently involved with Open Roof Films, Human Rights Watch, Civix and the
Toronto East General Hospital, amongst other organizations. Mr. MacMillan serves as a member of the Company’s Governance Committee. He is a Canadian citizen.

Director

Key skills and experience

Mr. MacMillan’s extensive experience in the entertainment industry as well as his ownership interests in various private companies and involvement with charitable organizations gives him a broad expertise, in film and television production, digital publishing and other media, thus bringing additional expertise to the Board in these areas.

I. Martin Pompadur, 79, New York, New York, U.S.A.

Martin Pompadur has been a director of the Company since September 2010.
Mr. Pompadur is the Chairman of Metan Development Group (“Metan”). Metan was
created to develop and distribute entertainment content for the Chinese market and also to develop and distribute entertainment content in China for global audiences. In
June 1998, Mr. Pompadur joined News Corporation as Executive Vice President of
News Corporation, President of News Corporation Eastern and Central Europe and
was a member of News Corporation’s Executive Management Committee. He was
appointed Chairman of News Corp. Europe in January 2000, a position he held until
2008. Mr. Pompadur was Chairman and Chief Executive Officer of RP Companies
from 1982 to 2007. He has held executive positions at several other media companies including American Broadcasting Companies, Inc. Mr. Pompadur is the principal owner of Montana Coffee, a wholesale coffee company in Russia. Mr. Pompadur serves on the board of Nexstar Broadcasting Group Inc. and Truli Media Group, Inc.
He is also Global Vice Chairman Media and Entertainment, Macquarie Capital
Advisors. Mr. Pompadur serves as Chairman of the Company’s Compensation
Committee.

Director

Key skills and experience

Mr. Pompadur brings to the Board his broad international perspective gained from many years of experience as a senior executive and board member of large media companies. Mr. Pompadur has extensive business experience in the United States,
Russia and China, the Company’s biggest markets. Mr. Pompadur’s deep knowledge of business development and media strategy is a valuable addition to the Board.

Current Position with the Company

Darren D. Throop, 50, Toronto, Ontario, Canada

Darren Throop is President and CEO of Entertainment One Ltd., a leading international entertainment company that specializes in the acquisition, production and distribution of film and television content. Mr. Throop has been Chief Executive
Officer of Entertainment One since July 2003 and was Chief Executive Officer,
Records on Wheels Group Partner from 1999 to 2003. Previously, Mr. Throop was the owner of Urban Sound Exchange between 1991 and 1999. Mr. Throop has over 20 years of executive management experience in the entertainment industry. Mr. Throop serves on the Board of Directors of the Entertainment One Ltd. He is a member of the
International Academy of Television Arts and Sciences. Mr. Throop is a Canadian
citizen. Mr. Throop will qualify as an independent director within the meaning of
Section 303A of the NYSE Listed Company Manual.

Key skills and experience

Mr. Throop’s experience in the growth of an entrepreneurial and international entertainment company which is engaged in film distribution, television and music production, programming, merchandising and licensing further strengthens the Board’s expertise in these areas.

Item No. 2 - APPOINTMENT OF AUDITORS

At the Meeting, the shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP, Chartered Accountants (“PwC”), as our auditors to hold office until the close of the next annual meeting of shareholders at a remuneration rate to be fixed by the Board of Directors.

Shareholders will be asked to approve the appointment by ordinary resolution, which requires that a majority of the votes cast at the Meeting be in favor of the resolution. Voting “WITHHOLD” is the equivalent to voting “ABSTAIN”. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the Form of Proxy in favor of the resolution.

Representatives of PwC are expected to be present at the Meeting and to be available to respond to appropriate questions and to make a statement if they desire to do so.

PwC are our principal independent accountants. PwC have been our auditors for more than five years. The following table presents fees for professional services rendered by PwC for the audit of our annual financial statements for the years ended December 31, 2014 and December 31, 2013, and fees billed for other services rendered by PwC during those periods.

Type of Fees	2014 ($)	2013 ($)	Description of Fees
Audit Fees	1,656,452	1,479,718	For professional services rendered by PwC in connection with the audit of the Company’s financial statements included in the Company’s Annual Report on Form 10-K and of the Company’s internal control over financial reporting, the review of Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
Audit-Related Fees	887,953	665,265	For professional services rendered by PwC in connection with assurance and related services that are reasonably related to the performance of the audit or review of financial statements and which includes consultations concerning financial accounting and reporting standards and review of regulatory matters. In 2014, audit-related fees consisted of Audits of pension plans, shareholder reporting, and subsidiary statutory financial statements.
Tax Fees	781,150	436,730	For professional services rendered by PwC in connection with tax compliance, tax advice, and tax planning. In 2014, tax fees consisted primarily of the tax advice related to the establishment of proper transfer pricing relationships, US business realignment and restructuring, and documentation for the Company’s China operations including indirect tax advice, and for the preparation of tax returns for certain of the Company’s foreign subsidiaries and partnerships, including related tax advice.
All Other Fees	—	—	No services were performed other than as reported under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees”.
Total	3,325,555	2,581,714

Audit Committee’s Pre-Approval Policies and Procedures

All audit-related services and all other permissible non-audit services provided by PwC were pre-approved by the Audit Committee. Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services within each category and the fees for each category are budgeted. The Audit Committee requires PwC and management to report actual fees versus the budget to the extent that actual fees exceed budgeted fees by a set amount. The Audit Committee reviews all actual fees at year end. During the year, circumstances may arise when it may become necessary to engage PwC for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engagement of PwC. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Item No. 3 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“Say-on-Pay”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation program for our Named Executive Officers (“NEOs”) as disclosed in this Circular.

As discussed in this Circular, the objectives of our executive compensation program are to:

•	provide competitive total compensation packages that include short-term cash and long-term equity-based incentive components that appropriately encourage and reward performance and retention and that create enduring long-term shareholder value;

•	reward the NEOs for their individual contributions to our success;

•	link executive compensation to our long-term strategic objectives; and

•	align the NEOs’ interests with shareholders’ interests through an equity award framework that creates a sense of ownership and shared risk among executives.

Consistent with these goals and as discussed in the “Compensation Discussion and Analysis” below, we have structured our overall executive compensation program, which includes annual short-term cash and long-term equity cash compensation plans, to motivate executives to achieve the business goals that we set, and to reward the executives for achieving such goals and to encourage retention of executives beyond the current year. We encourage you to carefully review the Compensation Discussion and Analysis, the tabular compensation disclosures and the related narrative disclosures beginning on page 17 of this Circular for additional information about our compensation programs, including information about the fiscal year 2014 compensation of our NEOs.

We are asking our shareholders to indicate their support for the compensation program for our NEOs as described in this Circular. This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation program. This Say-on-Pay vote is not intended to address any specific item of compensation, but rather the overall compensation program for the NEOs and the philosophy, policies and practices described in this Circular.

The Board of Directors, including members of the Compensation Committee, considered the results of the 2013 shareholder Say-on-Pay vote at the June 11, 2013 Board of Directors’ meeting. Over 99% of votes cast on the proposal approved our compensation program as described in our 2013 proxy circular. The Compensation Committee considered this strong showing of support in concluding not to fundamentally change the overall structure and components of our pay program. However, there have been a number of significant changes to our pay program over the past two years designed to further align our pay program with best practices in compensation philosophy, as described in “Compensation Discussion and Analysis – Advisory Vote on Executive Compensation”. Such changes include requiring “double trigger” acceleration of equity following a change-in-control; the elimination of tax gross-ups on executive perquisites; the elimination of guaranteed bonuses; and the transition away from front-loaded equity grants towards regular annual grants, among other changes described below.

Shareholders will be asked to indicate their support for the compensation program for our NEOs, as discussed in this Circular by ordinary resolution, which requires that a majority of the votes cast at the Meeting be in favor of the resolution. Voting “ABSTAIN” is the equivalent to voting “WITHHOLD”. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the Form of Proxy in favor of the resolution.

The Board of Directors asks its shareholders to vote FOR the following resolution at the Meeting:

RESOLVED that the shareholders approve the compensation of the Company’s Named Executive Officers, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure set forth in the proxy circular of the Company dated April 21, 2015.

Although the vote is advisory and non-binding in nature, the Board of Directors and the Compensation Committee will review the voting results and will consider shareholder views in connection with our executive compensation program. If there are a significant number of negative votes, the Board of Directors and the Compensation Committee will seek to understand and consider the concerns that influenced the vote in making future decisions about executive compensation programs.

At our 2011 annual meeting of shareholders, our shareholders were asked to vote on whether the Say-on-Pay vote should be held annually, every two years or every three years. Since a majority of the votes cast for the Say-on-Frequency vote expressed a preference for having the Say-on-Pay vote every two years, the Board of Directors determined that an advisory vote on our executive officers’ compensation program would be conducted every second year, until the next vote on the frequency of such votes. Therefore, our next Say-on-Pay vote will be held at the 2017 annual meeting of shareholders. We welcome the input of our shareholders on our compensation policies and compensation program at any time, and not just during the year in which we conduct a Say-on-Pay vote.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers as of April 21, 2015.

Name	Age	Position
Richard L. Gelfond	59	Chief Executive Officer and Director
Joseph Sparacio	55	Executive Vice President and Chief Financial Officer
Greg Foster	52	Senior Executive Vice President, IMAX Corporation and CEO, IMAX Entertainment
Robert D. Lister	46	Chief Legal Officer and Chief Business Development Officer
Mark Welton	51	President, IMAX Theatres
Eileen Campbell	55	Chief Marketing Officer
David B. Keighley	67	President of IMAX Post / DKP Inc., Chief Quality Officer and Executive Vice President
Brian Bonnick	58	Executive Vice President and Chief Technology Officer
Larry O’Reilly	52	President, Strategic Sales and Executive Vice President
Andrew Cripps	55	Executive Vice President, IMAX Corporation and President, Europe, Middle East and Africa, IMAX International Sales Corporation
Jason Brenek	43	Executive Vice President, IMAX Corporation and President, IMAX Home Entertainment
Carrie Lindzon-Jacobs	38	Executive Vice President, Human Resources
G. Mary Ruby	57	Chief Administrative Officer and Corporate Secretary
Jeffrey Vance	43	Senior Vice President, Finance and Controller

Richard Gelfond has been sole Chief Executive Officer of the Company since April 2009. Mr. Gelfond served as Co-Chairman of the Company with Mr. Wechsler from June 1999 to March 2009 and Co-Chief Executive
Officer with Mr. Wechsler from May 1996 to March 2009. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond serves as Chairman of the Board of Trustees of the Stony
Brook Foundation, Inc., which is affiliated with Stony Brook University. He is also a Member of the Motion
Picture Academy of Arts and Sciences. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial
Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on
February 1, 2003.

Joseph Sparacio joined the Company in May 2007 as Executive Vice President and was appointed Chief
Financial Officer in August 2007. Prior to joining the Company, Mr. Sparacio served as Senior Vice President and Chief Financial Officer for the programming company iN Demand LLC from June 2002 until his employment with the Company. From 1998 to 2002, Mr. Sparacio served as Vice President, Finance and
Controller for Loews Cineplex Entertainment Corporation. From 1994 to 1998, Mr. Sparacio served as
Vice President, Finance and Controller of Loews Theater Management Corp., and from 1990 to 1994, he served as Controller. Prior to joining Loews, Mr. Sparacio spent eight years with Ernst & Young. Mr. Sparacio is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the
New York State Society of Certified Public Accountants.

Greg Foster joined the Company in March 2001 as President, Filmed Entertainment, and was appointed
Senior Executive Vice President, IMAX Corporation and CEO, IMAX Entertainment in July 2013. Mr. Foster
held the position of Chairman and President, Filmed Entertainment from September 2004 to January 2013. In
January 2013, Mr. Foster’s title changed to Chairman and President, IMAX Entertainment as a result of a change in the title of the Filmed Entertainment department. Prior to joining the Company, Mr. Foster was
Executive Vice-President of Production at MGM/UA. Prior to that, Mr. Foster held other senior positions, including Senior Vice-President of Motion Picture Marketing Research, during his 15 years at MGM/UA. In
1999, Mr. Foster founded uMogul, a financial services company and held the position of Chairman,
Co-Founder and President. Mr. Foster is a member of the board of directors of TCL-IMAX Entertainment Co.,
Ltd., a joint venture of TCL Corporation and the Company.

Robert Lister joined the Company in May 1999 as Senior Vice President, Legal Affairs and General Counsel,
and was appointed Chief Legal Officer and Chief Business Development Officer in January 2012. Previous to
that, Mr. Lister held the position of Senior Executive Vice President and General Counsel since December 2007 and has held various other positions within the Company including Executive Vice President, Business and
Legal Affairs, Corporate Communications and General Counsel and Executive Vice President, Legal and
Business Affairs and General Counsel. Prior to joining the Company, Mr. Lister was Vice President, General
Counsel and Secretary of Clearview Cinemas, a film exhibitor, from March 1998 until his employment with the
Company. Prior to that, Mr. Lister served as Associate General Counsel of Merit Behavioral Care Corporation,
a behavioral healthcare company, from 1996 to 1998. Mr. Lister is the chairman of the board of directors of
TCL-IMAX Entertainment Co., Ltd., a joint venture of TCL Corporation and the Company, and is a member of the board of directors of IMAX China Holding, Inc., a subsidiary in which the Company has an 80% ownership.
Mr. Lister is a member of the New York State Bar Association.

Mark Welton joined the Company in July 1997 as Director, Business Affairs and was appointed President,
IMAX Theatres in October 2011. Previous to that, Mr. Welton held the position of Executive Vice President,
Corporate and Digital Development and Theatre Operation since April 2007 and has held various other positions within the Company including Senior Vice President, Business Affairs; Senior Vice President,
Theatre Operations; and Executive Vice President, Theatre Operations and General Manager, Digital. Prior to
joining the Company, Mr. Welton was an associate lawyer at the law firm Stikeman, Elliott LLP from 1994 until his employment with the Company.

Eileen Campbell joined the Company in July 2013 as Chief Marketing Officer. Prior to joining the Company, from 2007 to 2013 Ms. Campbell was the Global Chief Executive Officer for the brand building consulting agency, Millward Brown, and held various other executive positions at Millward Brown from 2000 to 2007.
Prior to that, Ms. Campbell led Angus Reid Group’s market research and global expansion divisions.
Ms. Campbell was employed at NFO Research from 1979 to 1996, most recently as Senior Vice President.
Ms. Campbell is the former Chair of the Council of American Survey Research Organizations.

David Keighley joined the Company in February 1988 and was appointed Chief Quality Officer and Executive
Vice President in November 2013. He took on the role of Chief Quality Officer in October 2011. Prior to that,
Mr. Keighley has held the position of Executive Vice President of the Company since July 2007 and Senior
Vice President from 1997 to 2007. Mr. Keighley is President of IMAX Post/DKP Inc., a subsidiary of the
Company. Mr. Keighley is responsible for motion picture and digital post-production and image quality assurance.

Brian Bonnick joined the Company in January 1999 as Vice President, Research and Technology and was
appointed Chief Technology Officer in October 2011. Mr. Bonnick has held the position of Executive Vice
President, Technology since June 2006 and held the position of Senior Vice President, Technology from
August 2001 to June 2006. Prior to joining the Company, Mr. Bonnick was Vice President, Engineering and
Operations for Electrohome Corporation. Prior to that, Mr. Bonnick was Vice President and General Manager at TSB International Inc., a telecommunications company. Mr. Bonnick is a member of the board of directors of
TCL-IMAX Entertainment Co., Ltd., a joint venture of TCL Corporation and the Company. Mr. Bonnick is registered as a professional engineer by the Association of Professional Engineers of Ontario.

Larry O’Reilly joined the Company in March 1994 as Sales Manager, Film Distribution and was appointed
President, Strategic Sales and Executive Vice President in January 2015. Previously, Mr. O’Reilly held the position of Executive Vice President, Sales and President, Worldwide Sales in October 2011. Mr. O’Reilly held the position of Executive Vice President, Theatre Development from September 2004 to October 2011 and has held various other positions within the Company including Manager, Business Development, Film; Director,
Strategic Partnerships; Director, Commercial Marketing: The Americas; Vice President, Sales, The Americas;
and Senior Vice President, Theatre Development and Film Distribution.

Andrew Cripps joined the Company in February 2012 as Executive Vice President and serves as President,
Europe, Middle East and Africa, IMAX International Sales Corporation. Prior to joining the Company,
Mr. Cripps was President, Paramount Pictures International from 2007 to 2012. Prior to that, Mr. Cripps held various positions at UIP, a joint venture distribution company between Paramount and Universal from 1986 to
2007 including President and Chief Operating Officer; Vice-President, Sales, South East Asia; Senior Vice
President, International Sales; and Executive Assistant to the General Manager, Japan. Mr. Cripps is a member of the British Academy of Film and Television Arts and the Academy of Motion Picture Arts and Sciences.
Mr. Cripps was a member of the Operating Committee and the Compensation Committee of United
International Pictures from January 2007 to December 2011.

Jason Brenek joined the Company in February 2015 as Executive Vice President and serves as President,
IMAX Home Entertainment where he oversees a series of global initiatives designed collectively to translate elements of The IMAX Experience® to the home setting. Prior to joining the Company, Mr. Brenek was Senior
Vice President, International In-Home Distribution for the Walt Disney Studios beginning in 2010. In 2014, he added the role of Head of Global Business Development and Strategic Partnerships, which he held until 2015.
Prior to that, Mr. Brenek held various positions at Walt Disney Studios beginning in 2003 including Senior
Vice President, Worldwide Digital Cinema and Cinema Programming and Vice President, Distribution
Strategy.

Carrie Lindzon-Jacobs joined the Company in May 2011 as Senior Vice President, Human Resources and was
appointed Executive Vice President, Human Resources in May 2012. Prior to joining the Company,
Ms. Lindzon-Jacobs was Head of Human Resources and Organizational Development at Courtyard Group from
2007 to 2011. Prior to that, Ms. Lindzon-Jacobs held various positions at the Canadian Imperial Bank of
Commerce (CIBC) from 2001 to 2007 including Head of Human Resources, Amicus (President’s Choice
Financial Banking) and concurrently Director, Human Resources, International Retail and Wealth Management.
Ms. Lindzon-Jacobs is a member of the Human Resources Professional Association.

G. Mary Ruby joined the Company in October 1987 as Associate General Counsel and was appointed
Chief Administrative Officer and Corporate Secretary in March 2011. Previous to that, Ms. Ruby held the position of Executive Vice President, Corporate Services (Legal, Human Resources and Administration) and
Corporate Secretary since January 2008. Ms. Ruby has held various other positions within the Company including Senior Vice President, Human Resources and Administration; Senior Vice President, Legal Affairs
and Corporate Secretary; and General Counsel of the Company. Ms. Ruby is also Deputy General Counsel and acts as Corporate Secretary to the Board of Directors. In November 2004, Ms. Ruby was appointed by the
Company’s Audit Committee as Chief Compliance Officer, responsible for oversight of the Company’s Whistle
Blower Program. Ms. Ruby is a member of the Ontario Bar Association.

Jeffrey Vance joined the Company in October 2004 as Manager, Business Operations and
was appointed Senior Vice President, Finance and Controller in March 2011. Previous to that,
Mr. Vance served as Vice President, Finance and Controller since February 2008 and has held various other positions within the Company including Co-Controller and Director, Finance and Treasurer. Prior to joining the Company, Mr. Vance was employed in the Audit and
Business Advisory Division at Arthur Andersen LLP from 1994 to 2002, most recently as
Audit Manager, and was the Assistant Director, Financial Administration at FedEx Trade
Networks Transport and Brokerage (Canada) Inc. from 2002 to 2003 and Eastern Region
Controller and Manager of Administration at Comstock Canada Ltd. from 2003 to 2004.
Mr. Vance is a Chartered Accountant and is a member of the Canadian Institute of Chartered
Accountants.

2014 EQUITY COMPENSATION PLANS

The following table sets forth information regarding our Equity Compensation Plan as of December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Stock Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Stock Options ($/share) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	6,521,494		24.50	2,651,612
Equity compensation plans not approved by security holders	—		—	—
Total	6,521,494	(1) (2)	24.50	2,651,612	(2)

(1)	Represents 9.5% of 68,988,050 Common Shares outstanding as of December 31, 2014.
(2)	The aggregate number of (i) column a and (ii) column c is 9,173,106 Common Shares (Stock Option Plan: 4,867,467 and Long-Term Incentive Plan: 4,305,639, which represents 7.1% and 6.2%, respectively, of 68,988,050 Common Shares outstanding as of December 31, 2014).

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Shares as of April 7, 2015 or as otherwise indicated in the notes below, including: (i) all persons to be nominated for election to the Board of Directors, individually; (ii) all directors and the NEOs, individually; and (iii) all directors and officers as a group. Our NEOs are the individuals who served during 2014 as Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers of the Company, other than the Chief Executive Officer and the Chief Financial Officer, who were serving as executive officers as of December 31, 2014.

Name of Beneficial Owner of Common Shares	Common Shares Beneficially Owned, Controlled or Directed (1)		Common Shares that can be Acquired within 60 days	Total	Percentage of Outstanding Common Shares (2)
Richard L. Gelfond	136,457	(3)	1,217,177	1,353,634	1.9%
Bradley J. Wechsler	190,899	(4)	24,000	214,899	*
Neil S. Braun	14,631	(5)	24,000	38,631	*
Eric A. Demirian	5,824	(6)	34,108	39,932	*
Garth M. Girvan	61,340	(7)	57,584	118,924	*
David W. Leebron	50,806	(8)	61,880	112,686	*
Michael Lynne	9,164	(9)	—	9,164	*
Michael MacMillan	7,511	(10)	—	7,511	*
I. Martin Pompadur	9,631	(11)	34,108	43,739	*
Darren D. Throop	—		—	—	—
Marc A. Utay	558,762	(12)	61,880	620,642	*
Joseph Sparacio	11,885	(13)	89,911	101,796	*
Greg Foster	37,309	(14)	446,601	483,910	*
Robert D. Lister	13,051	(15)	189,091	202,142	*
Andrew Cripps	788	(16)	225,000	225,788	*
All directors and executives	1,150,864		2,946,337	4,097,201	5.6%

*	Less than 1%
(1)	Statements as to securities beneficially owned by directors and executive officers, or as to securities over which they exercise control or direction, are based upon information obtained from such directors and executive officers and from records available to us.
(2)	The percent of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by the individual by 69,636,041 Common Shares outstanding as of April 7, 2015 adjusted for Common Shares issuable through the exercise of vested stock options held by such person, plus stock options and restricted share units held by such person that vest within 60 days of that date.
(3)	Mr. Gelfond has sole voting and dispositive power with respect to 116,357 Common Shares and shared voting and dispositive power with respect to 20,100 Common Shares.
(4)	Mr. Wechsler has sole voting and dispositive power with respect to 101,399 Common Shares and shared voting and dispositive power with respect to 89,500 Common Shares.
(5)	Mr. Braun has sole voting and dispositive power with respect to 14,631 Common Shares.
(6)	Mr. Demirian has sole voting and dispositive power with respect to 5,824 Common Shares.
(7)	Mr. Girvan has sole voting and dispositive power with respect to 61,340 Common Shares.
(8)	Mr. Leebron has sole voting and dispositive power with respect to 49,506 Common Shares and shared voting and dispositive power with respect to 1,300 Common Shares.
(9)	Mr. Lynne has sole voting and dispositive power with respect to 9,164 Common Shares.
(10)	Mr. MacMillan has sole voting and dispositive power with respect to 7,511 Common Shares.
(11)	Mr. Pompadur has sole voting and dispositive power with respect to 9,631 Common Shares.
(12)	Mr. Utay has sole voting and dispositive power with respect to 319,877 Common Shares and shared voting and dispositive power with respect to 238,885 Common Shares.
(13)	Mr. Sparacio has sole voting power with respect to 11,885 Common Shares.
(14)	Mr. Foster has sole voting and dispositive power with respect to 37,309 Common Shares.
(15)	Mr. Lister has sole voting and dispositive power with respect to 13,051 Common Shares.
(16)	Mr. Cripps has sole voting and dispositive power with respect to 788 Common Shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”) to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. The Reporting Persons are also required by the Exchange Act to furnish us with copies of all Section 16(a) reports they file.

During the fiscal year ended December 31, 2014, based solely upon a review of Forms 3, 4 and 5 (and amendments thereto) received from, or written representations by, the Reporting Persons, in respect of the fiscal year ended December 31, 2014, we believe that all such reports were timely filed by the Reporting Persons.

MANAGEMENT CEASE TRADE ORDER

On April 3, 2007, certain directors, senior officers and certain former employees were prohibited from trading in our securities pursuant to management cease trade orders issued by the Ontario Security Commission (the “OSC”) and certain other provincial Canadian securities regulators in connection with the delay in filing certain of our financial statements. All management cease trade orders were fully revoked on November 22, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the material elements of the compensation program for our NEOs and the rationale for the program elements and decisions for the fiscal year ended December 31, 2014. For 2014, our NEOs were:

•	Richard L. Gelfond, Chief Executive Officer (“CEO”);

•	Joseph Sparacio, Executive Vice President and Chief Financial Officer;

•	Greg Foster, Senior Executive Vice President, IMAX Corporation and Chief Executive Officer, IMAX Entertainment;

•	Robert D. Lister, Chief Legal Officer and Chief Business Development Officer; and

•	Andrew Cripps, Executive Vice President, IMAX Corporation and President, Europe, Middle East and Africa, IMAX International Sales Corporation.

Executive Summary

Business Performance Highlights

We achieved many significant financial and operational successes in 2014. Highlights include the following:

•	launched our next generation laser-based projection system;

•	produced strong margins leading to a record $86.6 million in operating cash flow and $106.5 million of cash at year-end;

•	signed 118 theatre systems, which maintained our theatre backlog at near-record levels;

•	signed multi-picture deals with The Walt Disney Company and Universal/Legendary Studios;

•	sold 20% of IMAX China Holding, Inc. to two prominent China investors;

•	announced the creation of the IMAX Original Film Fund to co-finance original productions;

•	saw tangible progress from our restructured marketing department and launched a new brand campaign;

•	significantly advanced new business initiatives, including our home theatre joint venture in China;

•	began to execute on our key strategic goal of acquiring alternative content, including through deals with Netflix and HBO; and

•	continued to focus on growth priorities through continued market expansion.

We installed 121 theatres across 24 countries in 2014 and our global footprint now spans 62 countries. The following graph shows a 25% compound annual growth rate in the IMAX network of commercial multiplex theatres from 2008 to today. As discussed in greater detail below under “Executive Compensation Components,” network growth and system sales-backlog are two of the key metrics used by the Board of Directors in evaluating management and Company performance.

IMAX Network Growth 2008-2014 (1)

(1)	Theatre installation schedule above excludes the installation of digital system upgrades and of institutional theatre systems (e.g. museums and science centers) and is net of theatre closings.

In addition, our footprint in China has continued to grow significantly. Our Greater China theatre network now consists of 215 commercial theatres, with another 215 in backlog, up from 22 commercial theatres in 2010 when we first formed our IMAX China subsidiary. We have maintained stable per screen averages of approximately $1.2 million, despite nearly ten times growth of our theatre network in the marketplace, and revenue attributable to Greater China has increased from $17.6 million in 2010 to $78.8 million in 2014, representing over three times growth. In addition, we released a total of 28 films in China in 2014, including 6 local Mandarin language films.

We believe that these many operational achievements lay the groundwork for continued, long-term success of the Company under our CEO, Mr. Gelfond, and his leadership team.

Notwithstanding these operational achievements, we experienced disappointing box office results for the year, particularly in the first half of 2014, owing largely to lower overall industry performance. Promisingly, however, during 2014, 60.9% of our gross box-office from IMAX DMR films was generated in international markets, compared to 54.0% in 2013. We believe that the growth in international box-office is a critical driver of our future growth.

Pay and Performance Alignment

In making 2014 pay decisions, the Compensation Committee balanced our strong strategic and operational results in 2014 with our relatively flat earnings per share versus 2013. Consistent with this balance, the Compensation Committee awarded bonuses to the CEO and NEOs that ranged from 88.0% to 99.2% of target.

The CEO’s bonus was paid out at 91.1% of target. The Compensation Committee considered Mr. Gelfond’s significant contributions to our many strategic and operational successes of 2014, including the launch of our next generation laser-projection system; strong margins which led to record operating cash flow; strong new theatre signings; the growth of our business in China and the sale of 20% of IMAX China Holding, Inc. to two prominent China investors; continued success securing high-profile Hollywood and local international films for release to IMAX theatres; and material progress in new business initiatives and the procurement of original and alternative content. The Compensation Committee concluded that, given the above, Mr. Gelfond’s bonus was consistent with the intent and design of our variable pay plans, which link pay to both individual and Company performance.

We also grant a mix of stock options and restricted share units (“RSUs”) to align executives’ interests with those of shareholders over the long term and to promote retention. Stock option and RSU grant levels are approved by the Compensation Committee. In determining grants for 2014, the Compensation Committee took into account both Company and individual performance as well as other elements of each NEO’s total compensation. Specifically, consideration was given to each NEO’s salary range, responsibilities, market and peer group data and relative performance and compensation, including equity granted to other of our executives.

Key Compensation Actions in 2014: CEO Employment Agreement

We entered into a new employment contract with Mr. Gelfond after his contract expired in late 2013. The Compensation Committee used benchmark data from the Comparator Group (as defined below) to assess Mr. Gelfond’s pay, pay mix and general pay practices in setting his total direct compensation under his new employment agreement. The Committee targeted pay levels of similarly situated executives within the Comparator Group to reflect our desire to retain Mr. Gelfond, both in recognition of his many achievements over his long tenure with the Company and, more importantly, so he can continue our significant growth. Based on benchmarking performed by Mercer (US) Inc. (“Mercer”), Mr. Gelfond’s actual 2014 total compensation was aligned with the median of the Comparator Group.

The guiding principles in determining Mr. Gelfond’s compensation under his new contract included:

•	providing market-competitive total compensation;

•	delivering the majority of total compensation in the form of variable compensation, tied to financial performance, strategic objectives, and stock performance; and

•	using long-term incentive compensation to enhance the CEO’s alignment with shareholders.

The key elements of Mr. Gelfond’s new employment agreement and the Committee’s considerations for each are summarized in the table below:

Components of Annual Compensation	Committee Considerations
$1.1 million base salary	Target competitive fixed pay for CEOs at comparable organizations

Target annual incentive opportunity of 100% of base salary with cap of 200% of base salary	Determine actual incentive amount based on Company performance on a variety of measures, including revenue growth, margins, cash flow, pipeline and backlog, and strategic objectives

Stock option grants valued at $3.9 million per year, and RSUs valued on an annualized basis of $1.3 million per year	Deliver the majority of the CEO’s total compensation through equity compensation to align the CEO’s interests with those of shareholders

Mr. Gelfond’s compensation under his new agreement places significant emphasis on equity compensation and performance-based variable compensation. The key differences between Mr. Gelfond’s new employment agreement and his previous employment agreement are as follows: (i) Mr. Gelfond’s base salary increased from $750,000 to $1,100,000 per year; (ii) rather than receiving all of the stock options contemplated by his new agreement upfront, Mr. Gelfond will receive these options over the three-year contract term; (iii) Mr. Gelfond is no longer entitled to a tax gross-up for any perquisites; and (iv) Mr. Gelfond’s equity is now subject to “double trigger” rather than “single trigger” acceleration following a change-in-control. The remaining commercial terms, including the target bonus, are substantially unchanged from Mr. Gelfond’s prior employment agreement.

The Compensation Committee considered the alignment of both pay and performance against the Comparator Group through the end of 2013, when it made its final compensation decisions related to the CEO’s new employment agreement. As shown below, realizable pay over the CEO’s previous contract period was positioned consistently with total shareholder return over the same period:

3-Year CEO Realizable Pay (1) vs. Total

Shareholder Return

(1)	Realizable pay reflects actual cash compensation earned for 2011 – 2013, in-the-money value of stock options, RSUs, and performance shares granted during 2011 – 2013 as of 12/31/2013 (for performance shares where performance period is complete, analysis reflects the actual number of shares earned; in other cases, the target number of shares was used). Financial data was sourced from S&P Research Insight; compensation data was sourced from applicable proxy filings.

The shaded area in the chart above indicates alignment between CEO pay and Company performance. The chart shows that our CEO’s three year realizable pay and our three-year total shareholder return are both at approximately the 36th percentile compared to the peer group companies and are well aligned.

Mr. Gelfond did not receive any equity grants in 2012 or 2013 because his prior 2011 employment agreement awarded him an upfront equity grant to cover three years of employment. We are transitioning away from the practice of upfront equity grants to executives toward regular annual grants for all NEOs. As part of this transition, and as discussed above, Mr. Gelfond’s new agreement provides for annual stock option grants and an upfront RSU grant (awarded in February 2014), which vests over three years. The Compensation Committee believes that this RSU grant provides retentive value given that almost the entirety of Mr. Gelfond’s previous equity grants have vested. All other NEOs who entered into new or renewed employment agreements during 2014 will receive regular annual equity grants during their employment terms.

The following graph shows trends in total CEO pay (summary compensation table values) and Company performance (total shareholder return) over the past six years since Mr. Gelfond assumed the role of sole CEO, and demonstrates the alignment of those trends.

Advisory Vote on Executive Compensation Program

The overall feedback we have received from our shareholders regarding our executive compensation program has been highly positive. In 2011, our shareholders voted in favor of holding a say-on-pay vote once every two years. At our 2013 annual shareholder meeting, the most recent that included a Say-on-Pay vote, over 99% of votes cast were in support of our compensation program. The Compensation Committee considered this in concluding not to fundamentally change the overall structure and components of our pay program. However, there have been a number of significant changes to our program in the past two years designed to further align our program with best practices in compensation philosophy:

Change to pay program	Effective

Required “double trigger” for accelerated vesting of equity awards upon change-in-control	2014

Eliminated tax gross-ups on executive perquisites	2014

Eliminated the evergreen share reserve in the equity plan and replaced it with a fixed maximum number of shares, which was approved by shareholders at the 2013 annual meeting	2013

Required all awards granted under the IMAX Corporation Long-Term Incentive Plan to be subject to clawback	2013

Began transition away from front-loaded equity grants toward regular annual grants	2013

Adopted policy to prohibit hedging and pledging of Company stock by executives and directors	2013

Eliminated guaranteed bonuses from executive employment agreements	2013

Best Pay and Governance Practices

The following table summarizes some of our best pay and governance practices and practices we avoid because they are not in shareholders’ long-term interests.

What We Do	What We Don’t Do

Link executive pay to Company performance through our annual and long-term incentive plans	No single-trigger change-in-control provisions for long-term incentive awards effective in 2014

Balance among short- and long-term incentives, cash and equity and fixed and variable pay	No evergreen share reserves

Compare executive compensation and Company performance to relevant peer group companies	No hedging or pledging by executives or directors of equity holdings

Require executives to meet designated share ownership requirements	No re-pricings of underwater stock options without shareholder approval

Maintain a clawback policy to recapture unearned compensation under the IMAX Corporation Long-Term Incentive Plan	No tax gross-ups on perquisites

Provide only limited, responsible perquisites	No 280G excise tax gross-ups

Use of Market Compensation Data

In making compensation decisions, the Compensation Committee considers and compares the form and level of compensation used by other companies of similar size and in similar industries for a general understanding of their compensation structures. In addition, the Committee periodically compares elements of total compensation for the NEOs against proxy data, industry-specific survey data and survey data from outside compensation consultants. However, given our diversified and unique businesses, history of innovative product offerings, and the global nature of our employee base and operations, the Committee believes it is difficult to find true peer companies. As a result, while the Compensation Committee believes that survey data is a useful tool in assessing executive pay, it must be evaluated using sound business judgment based on specific knowledge of the Company and its leaders.

Comparator Group

In 2012, Mercer, with input from the Compensation Committee and Company management, developed a comparator group of 12 public companies (the “Comparator Group”). There were no changes to the Comparator Group in either 2013 or 2014.

Data from the Comparator Group is used by Company management and the Committee to assess the magnitude of executives’ pay, pay mix, and general pay practices. We are a unique company that combines elements of entertainment, technology, marketing and media. Identifying exact peers is a challenge, which is why the Comparator Group includes a mix of different kinds of companies, each of which may relate to one or more key characteristics of our business model. The Comparator Group includes entertainment and technology companies within one-third to three times our revenue and/or market capitalization. The Comparator Group companies exhibit one or more of the following characteristics:

•	motion picture studio relationships;

•	international revenue of at least 20%;

•	average annual revenue growth of at least 10% over the last three years; and

•	brand recognition among consumers.

Company management and the Compensation Committee place significantly less emphasis on the metric of revenues as a basis of comparison with other companies than on metrics more relevant to our business model. Specifically, in view of our strong annual network growth and relatively consistent per screen averages year-over-year, our business model is based upon expanding our operating leverage and gross margins. To that end, increases in our gross margins have significantly outpaced revenue growth, as we license hundreds of new systems annually while maintaining relatively fixed DMR costs. For instance, from 2012 to 2014, our gross revenues grew from $283 million to $291 million, or 3%, while our gross margins grew from $153 million to $173 million, or 13%. This model has successfully led our commercial theatre network to experience a 25% compounded annual growth rate since 2008 (see the graph “IMAX Network Growth 2008-2014” on page 18); our shareholders to experience a 593% return on investment since 2009 (see the chart “IMAX CEO Pay and Total Shareholder Return 2009-2014” on page 21); and our market capitalization to increase 992% since 2009, notwithstanding relatively modest 2014 gross revenues of $291 million. In addition, the total gross box office generated from the worldwide IMAX network in 2014 was $750 million, a 3% increase over 2013 and a 177% increase over 2009. Box office relates directly to the bottom line performance of our global theatres and to the success of our network expansion strategy; however, revenue metrics under-emphasize the impact that box office and network growth have on our gross margins.

Peer Comparator Group
DTS, Inc.	Corus Entertainment Inc.
TIVO Inc.	Take-Two Interactive Software, Inc.
RealD Inc.	Dolby Laboratories, Inc.
World Wrestling Entertainment, Inc.	Six Flags Entertainment Corporation
Rovi Corporation	Lions Gate Entertainment Corp.
DreamWorks Animation SKG, Inc.	Cinemark Holdings, Inc.

Comparator Group Revenue and Market Capitalization(1)
	2014 Market Capitalization ($ in millions)	2014 Revenue ($ in millions)
25th Percentile	1,354	508
Median	1,939	726
75th Percentile	3,829	1,469
IMAX	2,132	291
Percentile Rank	64th	13th

(1)	Source: S&P Research Insight.

The Compensation Committee reviews data for similarly situated executives in the Comparator Group when targeting total direct compensation for the NEOs. However, actual total direct compensation depends on a variety of factors, including individual and Company performance, experience, tenure in position and critical skills.

As discussed above, in renewing Mr. Gelfond’s employment agreement, the Committee targeted pay levels of similarly situated executives within the Comparator Group. Similarly, in renewing Mr. Lister’s employment agreement in 2014, Company management and the Compensation Committee used benchmark data from the Comparator Group to assess the magnitude of his pay and considered additional data from the Comparator Group to assess pay mix and general pay practices for similarly situated executives.

Key Principles and Compensation Mix

The Compensation Committee believes that, as executives move to higher levels of responsibility with more direct influence over Company performance, their mix of pay should change as follows:

•	a higher percentage of their pay should be at risk and tied to increasing shareholder value, and the percentage of their total direct compensation derived from base salary should decrease;

•	a greater proportion of their overall compensation should derive from long-term incentive compensation rather than short-term compensation, in order to motivate executives to take actions conducive to our long-term growth and viability, and to ensure their focus is on our long-term success; and

•	equity compensation should increase to align executives’ and shareholders’ interests so that executives focus on achieving sustainable growth and long-term profit for the Company, and behave like owners.

We have no pre-established policy or target, other than the parameters described above, for the allocation between cash and non-cash or short-term and long-term incentive compensation. We annually determine the appropriate level and mix of incentive compensation based on the NEOs’ prior year performance and Company performance. Income from incentive compensation is realized as a result of Company or individual performance against pre-established goals, depending on the type of award. Factors we consider in determining the appropriate mix of an executive’s incentive compensation include the ability of the executive to further corporate business objectives, particularly key strategic and operational initiatives, his/her management and budgetary responsibility and level of seniority.

As shown below, 2014 target total direct compensation for the CEO and other NEOs placed significant emphasis on performance-based variable compensation (89% for the CEO and 70% for the other NEOs on average) and on equity compensation (78% for the CEO and 54% for the other NEOs on average). Mr. Cripps is excluded from the NEO average as he received an upfront equity award when he joined the Company in 2012, and therefore received no stock option grants in 2014 and only a small number of RSUs.

Executive Compensation Components

For 2014, the compensation elements for the NEOs were:

•	base salary;

•	annual cash bonus awards;

•	long-term incentive compensation (stock options and RSUs);

•	personal benefits and perquisites.

Annual Base Salary

We provide NEOs with competitive fixed annual base salaries to compensate them for services during the year and to provide a base level of income and cash flow not subject to performance-related risk or discretion. Each NEO’s base salary is specified in his employment agreement, other than for Mr. Cripps, whose salary is set subject to annual review. In reviewing base salaries, we primarily consider the following:

•	the executive’s position and responsibilities;

•	the executive’s capability, knowledge, skills and experience relative to the job requirements;

•	market data for executives with similar responsibilities;

•	the executive’s actual and relative performance and contribution; and

•	other cash and non-cash components of the executive’s total compensation.

Base salary levels are typically considered upon renewal of the NEO’s employment agreement or when an agreement is amended in connection with a promotion or change in job responsibility. Base salary levels may be changed during the year due to a promotion or other change in position or responsibility. When their employment agreements were extended, the named executives’ base salaries were increased as follows: Mr. Gelfond’s increased to $1,100,000 (January 1, 2014); Mr. Lister’s increased to $625,000 (January 1, 2014); and Mr. Sparacio’s increased to $475,000 (May 15, 2014). Mr. Cripps’ base salary was increased to £500,000 (approximately $819,493 based on the average exchange rate between the U.K. pound sterling and the U.S. dollar during 2014) (May 6, 2014) and is subject to annual review. Mr. Foster’s base salary did not increase in 2014.

Annual Cash Bonus Awards

We provide NEOs with competitive annual performance bonus opportunities as a percentage of their salary through our management bonus plan (the “Management Bonus Plan”).

The purpose of the Management Bonus Plan is to:

•	link annual incentive cash compensation to the achievement of annual priorities and key objectives of our business, including overall Company performance; and

•	reward individual performance and contribution.

In 2014, each of the NEOs, other than Mr. Gelfond, received a cash bonus under our Management Bonus Plan. Mr. Gelfond received an annual cash bonus award pursuant to his employment agreement.

Bonuses are awarded based on Company performance and the performance and relative contribution of the participating executive for the year. Generally, 50% of a NEO’s bonus is based on Company performance, and 50% is based on the individual performance of the NEO. Our assessment of overall Company performance at year-end considers the achievement of corporate financial, strategic and operational objectives including, but not limited to the following:

•	our income and revenue;

•	theatre signings and installations, particularly under joint revenue sharing arrangements and in international markets;

•	film performance;

•	progress on new business initiatives;

•	reductions in selling, general and administrative expenses; and

•	technology development.

The assessment of a NEO’s individual performance takes into account the level of achievement of individual goals and objectives that are annually agreed upon between the executive and the CEO. Examples of individual goals and objectives include business targets, operating, strategic, budgetary and/or managerial goals.

We use the corporate and personal objectives described above to make recommendations to the Compensation Committee for executive bonus amounts. These objectives are not fixed quantitative formulas, but rather are guidelines to determine bonuses at year-end. The Compensation Committee and Company management are not limited to considering these pre-determined objectives in assessing performance, and failure or success with respect to any individual objective is not dispositive of the final assessment of either Company or personal performance.

Each executive employment agreement sets forth target bonuses, although we retain discretion to recommend to the Compensation Committee that no bonus be paid, or that bonuses be paid out below or above target, as circumstances warrant. Similarly, the Committee retains discretion to determine the final bonus amount notwithstanding the targets set forth in the employment agreements. We believe that, at this time, a flexible annual bonus process is more appropriate and yields better results than setting fixed quantitative targets in advance. This flexible process allows us and the Compensation Committee to consider: (i) goals set by the Board of Directors and communicated to senior management at any point during the year; (ii) the effects of unanticipated events and circumstances on our business or on a particular executive’s performance; and (iii) the performance and contribution of the executive relative to other executives.

In setting 2014 compensation, we took into account, among other things, the successful launch of our laser-based projection system and the achievement of strong profit margins, which resulted in record cash flow for the year, as well as the increased complexity, size, scope and global nature of our business. For 2014, the NEOs received bonuses that represented the following percentages of their base salaries:

Named Executive Officers	2014 Target Bonus Opportunity	2014 Bonus Earned as a Percentage of Base Salary
Richard L. Gelfond	100%	91.1%
Joseph Sparacio	35%	32.2%
Greg Foster	70%	69.4%
Robert D. Lister	60%	52.8%
Andrew Cripps	70%	69.3%

In assessing individual performance for 2014, we recognized:

•	Mr. Sparacio’s efforts in connection with the streamlining of costs and strong controls over selling, general and administrative expenses, and his efforts in promoting and maintaining stability of our financial controls;

•	Mr. Foster’s role in co-leading the development of the IMAX Original Film Fund, managing our strong relationships with studio and filmmaking partners, including the development of multi-picture deals with Disney/Marvel and Universal/Legendary, and continuing to strengthen our international film slate;

•	Mr. Lister’s role in leading our new business development initiatives, oversight of the IMAX China investment transaction, co-leading the development of the IMAX Original Film Fund, leadership of our legal function, and contributing to the oversight of the development of our laser projection system; and

•	Mr. Cripps’ role in the continued global expansion of the IMAX theatre network including theatre signings above target in the EMEA region, high profile openings in key markets and entry into several new markets.

As a result of this assessment, considering the significant accomplishments enumerated above, particularly on the strategic side, while taking into account our disappointing box office results in 2014 and our relatively flat earnings versus 2013, each of the NEOs received bonuses that were slightly below their target bonus opportunities.

The Compensation Committee is responsible for determining Mr. Gelfond’s annual bonus based on its assessment of Company performance and his personal contribution to our overall success. In awarding Mr. Gelfond’s 2014 bonus, the Compensation Committee recognized the successful launch of our next generation laser-projection system; strong profit margins which led to record operating cash flow; the growth of our business in China and the sale of 20% of IMAX China Holding, Inc. to two prominent China investors; our continued success in signing and installing new theatres and in securing high-profile Hollywood and international films for release to IMAX theatres; the stability of our selling, general and administrative expenses; and progress on new business initiatives and forays into original and alternative content. As result of this assessment, Mr. Gelfond received a bonus of 91.1% of his base salary.

Long-Term Incentive Compensation

Long-term incentive awards are important in recognizing the scope of responsibilities, rewarding demonstrated performance, creating alignment between senior management and shareholders and preserving the continuity of executive leadership through retention. The level of benefit received by our executive officers depends, to a large degree, on the execution of our strategy and delivering significant and sustained growth.

Long-term incentive compensation has generally been provided through stock option grants with time-based vesting conditions. The Compensation Committee continues to believe that equity awards with time-based vesting conditions are appropriate vehicles for providing forward-looking incentives and retaining management. Stock options also align the executives’ interests with those of our shareholders over the long term.

As part of its review of compensation practices in 2012 and 2013, Mercer assessed our long-term incentive compensation practices by comparing our current long-term compensation program to practices of the companies in the Comparator Group and reviewing our general market practice and our business and human capital objectives. As a result of Mercer’s assessment, beginning in 2013, we shifted from granting only stock options to granting a mix of time-based RSUs and stock options, while keeping the overall value of each grant consistent with historic practice. Advantages of RSUs include the following:

•	as with stock options, RSUs provide forward-looking incentives, promote retention and align the executive’s interest with those of our shareholders;

•	RSUs help address a disconnect we have recently experienced between the cost incurred by the Company from the issuance of stock options and how executives perceive their value;

•	because RSUs (unlike stock options) retain value even if our stock price has decreased from the date of grant, RSUs will help us retain and engage top talent by mitigating the de-motivating impact of underwater stock options; and

•	because the same value can be delivered in the form of a stock award using fewer shares than would be needed if delivered in the form of a stock option, RSU grants may be less dilutive than stock option grants.

Either the Compensation Committee or the full Board of Directors approves all stock option and RSU grants to NEOs. In determining the number of stock options or RSUs to grant to the NEOs, the Compensation Committee or the Board of Directors, as applicable, considers each NEO’s actual performance and relative contribution, salary range, responsibility and the number of stock options or RSUs granted to our other executive officers, either for the purpose of determining annual equity awards to NEOs or equity awards granted pursuant to employment agreements, as applicable. In addition, the Compensation Committee or the Board of Directors considers and compares compensation disclosed by the Comparator Group to obtain a general understanding of the compensation structures maintained by similarly situated companies. Moreover, the Compensation Committee periodically compares various elements of stock-based compensation against general survey data provided by Mercer or other outside consultants. Equity awards are generally granted to executive officers as part of an annual grant to employees, in connection with an executive’s employment agreement renewal or upon an executive’s hire or promotion. However, we reserve the right to make grants at other times as determined by the Compensation Committee or the Board of Directors.

In 2014, no equity grants were made to executive officers except as part of the annual grant to employees, in connection with an employment agreement renewal or upon an executive’s hire or promotion. We account for stock-based payments to officers, employees and eligible directors in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation”.

Stock Options

In 2014, we granted stock options to purchase Common Shares to align executives’ interests with those of our shareholders over the long term.

In determining the number of stock options to grant to the NEOs, the Compensation Committee considers and compares compensation disclosed by the Comparator Group to obtain a general understanding of the compensation structures maintained by similarly situated companies. The Compensation Committee also periodically compares various elements of stock-based compensation against general survey data provided by outside consultants. In addition, consideration is given to each NEO’s actual performance and relative contribution, salary range, responsibility and the number of stock options granted to our other executive officers.

Stock options have an exercise price equal to the fair market value of our Common Shares on the date of grant. The fair market value of a Common Share on a given date means the higher of the closing price of a Common Share on the grant date (or the most recent trading date if the grant date is not a trading date) on the NYSE or another national exchange designated by our Board of Directors. Stock options are generally exercisable for 7 years from the date of grant, subject to earlier cancellation or forfeiture if the executive’s employment terminates. The Board of Directors or the Compensation Committee determines vesting requirements applicable to each grant of stock options. The 2014 stock option awards vest according to the following schedule, unless otherwise provided by the terms of an NEO’s employment agreement:

•	on the first anniversary of the grant date: 20%;

•	on the second anniversary of the grant date: 25%;

•	on the third anniversary of the grant date: 25%; and

•	on the fourth anniversary of the grant date: 30%

Messrs. Gelfond, Foster and Lister are eligible to receive periodic stock option grants on terms set forth in their employment agreements, as described below. Mr. Sparacio and Mr. Cripps are eligible to receive stock options under the IMAX Long-Term Incentive Plan (the “LTIP”) as part of our annual grant process. Mr. Cripps did not receive an option grant in 2014 because he received an upfront grant when he joined the Company in 2012. In 2014, the NEOs received the following grants of stock options:

Named Executive Officers	2014 Option Awards	Grant Date Fair Value ($)
Richard Gelfond	426,695	3,899,992
Joseph Sparacio	17,689	160,085
Greg Foster	128,266	1,080,000
Robert Lister	80,367	699,997
Andrew Cripps	—	—

For a description of the vesting and exercise terms of stock options granted to the NEOs following a termination or change-in-control, please see “Employment Agreements and Potential Payments upon Termination or Change-in-Control” on page 36.

Restricted Share Units

In 2014, we granted RSUs to officers, employees, consultants and eligible directors on the terms and conditions set forth in the LTIP and in individual award agreements. Each RSU represents a contingent right to receive one Common Share. Either the Compensation Committee or the full Board of Directors determines vesting requirements applicable to each grant of RSUs. If a NEO’s employment or term of office terminates for any reason, RSUs which have not vested are generally cancelled on the termination date, subject to certain exceptions as further described in “Employment Agreements and Potential Payments upon Termination or Change-in-Control” on page 36. The 2014 RSU awards vest according to the following schedule, unless otherwise provided by the terms of a NEO’s employment agreement:

•	on the first anniversary of the grant date: 20%;

•	on the second anniversary of the grant date: 25%

•	on the third anniversary of the grant date: 25%; and

•	on December 1st prior to the fourth anniversary of the grant date: 30%

The number of RSUs included in an award is determined by dividing the target value of the award by the fair market value of our Common Shares on the date of grant. The fair market value of a Common Share on a given date is determined as described above in connection with stock options.

Messrs. Gelfond, Foster and Lister are eligible to receive periodic RSU grants in accordance with the terms of their employment agreements, as described below. Mr. Sparacio and Mr. Cripps are eligible to receive RSU grants under the LTIP as part of our annual grant process. Mr. Gelfond’s 2014 RSU grant was an upfront grant intended to cover the duration of his three-year employment agreement. Mr. Cripps’ RSU grant was significantly less than the other NEOs as he received an upfront equity grant when he joined the Company in 2012. In 2014, the NEOs received the following grant of RSUs:

Named Executive Officers	2014 RSU Awards	Grant Date Fair Value ($)
Richard Gelfond	134,948	3,670,586
Joseph Sparacio	16,981	477,411
Greg Foster	25,880	719,982
Robert Lister	25,735	699,992
Andrew Cripps	2,336	64,988

Retirement and Pension Plans

We maintain defined contribution retirement plans for all of our employees. Each of the NEOs participates in one of these plans under the same terms as other employees. We make contributions to these plans on behalf of employees in an amount up to 5% of their base salary, subject to certain prescribed maximums. During the fiscal year ended December 31, 2014, we contributed an aggregate of $20,800 to our U.S. defined contribution employee retirement plan under Section 401(k) of the U.S. Internal Revenue Code on behalf of each of Messrs. Gelfond, Foster, Lister and Sparacio. During the fiscal year ended December 31, 2014, we contributed a total of £22,707 (approximately $37,418 based on the average exchange rate between the U.K. pound sterling and the U.S. dollar during 2014) in respect of Mr. Cripps, a portion of which was contributed to Mr. Cripps’ retirement plan and a portion of which was paid directly to Mr. Cripps to avoid adverse tax consequences.

We maintain an unfunded defined benefit pension plan, the Supplemental Executive Retirement Plan (the “SERP”), covering Mr. Gelfond and our former Co-CEO and current Chairman of the Board of Directors, Bradley J. Wechsler. The SERP provides for a lifetime retirement benefit from age 55 equal to 75% of the member’s best average 60 consecutive months of earnings (base salary and cash bonus) over his employment history. We implemented the SERP in July 2000 pursuant to the employment agreements of Messrs. Gelfond and Wechsler. The benefits under the SERP for Mr. Gelfond are 100% vested. We and Mr. Gelfond have agreed that any compensation earned since January 1, 2011 will not be included in calculating his benefit payments under the SERP.

Under the terms of the SERP, if Mr. Gelfond’s employment is terminated other than with cause, he is entitled to receive SERP benefits in the form of a lump sum payment. SERP benefit payments to Mr. Gelfond are subject to a deferral for six months after the termination of his employment, at which time Mr. Gelfond will be entitled to receive interest on the deferred amount credited at the applicable federal rate for short-term obligations. The term of Mr. Gelfond’s current employment agreement has been extended through December 31, 2016. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Gelfond agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change-in-control of the Company.

The 2014 Summary Compensation Table on page 32 presents, consistent with SEC rules, the 2014 change in the SERP value for Mr. Gelfond. This amount represents the change in the actuarial present value of his accumulated benefits under the SERP. The change in value presented in the 2014 Summary Compensation Table reflects a year-over-year update to applicable calculation assumptions from December 31, 2013 to December 31, 2014, including a decrease in the relevant discount rate and applicable PBGC lump sum rate assumptions resulting from a decrease in market interest rates year over year. The change in pension value presented in the 2014 Summary Compensation Table represents actuarial calculations based upon an assumption of retirement as of December 31, 2014 versus December 31, 2013 and does not reflect actual assumptions used given Mr. Gelfond’s continued and expected employment beyond 2014. Mr. Gelfond’s accumulated benefit under the SERP becomes payable only upon Mr. Gelfond’s death, retirement or resignation, the termination of Mr. Gelfond’s employment without cause or a change-in-control of the Company. The accumulated benefit under the SERP will ultimately be recalculated as of the date of the relevant termination event at which point assumptions such as the lump sum discount rates will be known and fixed under the SERP and the SERP benefit will become payable six months thereafter. Mr. Gelfond has informed us that he does not currently intend to retire prior to the expiration of his current employment agreement on December 31, 2016.

We also maintain an unfunded post-retirement benefit plan covering Mr. Gelfond and his eligible dependents. The plan provides that we will maintain retiree health benefits for Mr. Gelfond until he becomes eligible for Medicare. Thereafter, we will provide Medicare supplemental coverage as selected by Mr. Gelfond. If the foregoing coverage is not permitted, Mr. Gelfond will be entitled to an annual cash payment equal to such coverage. Mr. Gelfond is fully vested in this plan.

Other Personal Benefits and Perquisites

We periodically review the levels of personal benefits and perquisites provided to the NEOs to ensure competitiveness and value to the employees. At present, we do not provide significant perquisites to our NEOs.

Effective January 1, 2014, certain senior executives, including each of the NEOs other than Mr. Cripps, participated in our executive supplemental health reimbursement plan. The plan, which covers certain of our senior executives located in the United States, provides expanded coverage and reimbursement of services not covered by our medical, dental and vision plans. Mr. Cripps retained the benefit plan from his prior employer, which was converted to an individual plan. In 2014, we reimbursed Mr. Cripps for £7,348.03 (approximately $12,109 based on the average exchange rate between the U.K. pound sterling and the U.S. dollar during 2014) in respect of premiums for such plan.

The NEOs are provided either with use of Company automobiles or with car allowances.

Each NEO is also entitled to receive a cash death benefit through our life insurance policies. In the event of the executive’s death prior to actual retirement at age 65, the executive’s designated beneficiaries would be entitled to receive a lump sum payment amount equal to two times his base salary (four times in the case of Mr. Cripps), subject to prescribed maximums. In addition to our broader policy covering all NEOs, we have agreed to reimburse Mr. Gelfond for the cost of premiums associated with a $15 million term life insurance policy that became effective in January 2010. In 2014, we reimbursed Mr. Gelfond for $45,090 for four quarters of annual premiums. With respect to Mr. Foster, we pay the cost of premiums associated with a $3 million term life insurance policy for the duration of his employment, which amounts to approximately $1,700 per year. From 2010 to 2014, we paid premiums on a fully-paid $3.5 million whole life insurance policy for Mr. Foster, and paid $134,073 of such premiums in 2014.

In connection with the renewal of his employment agreement in 2013, we have agreed to reimburse Mr. Foster for reasonable expenses of up to $100,000 incurred in connection with his participation in an executive MBA program of Mr. Foster’s choice. No amounts in respect of such an MBA program were actually reimbursed during 2014.

Attributed costs of the personal benefits and perquisites described above for the NEOs for the fiscal year ended December 31, 2014, are reported below in the “All Other Compensation” column of the “2014 Summary Compensation Table”.

Elimination of Tax Gross-Up Applicable to Mr. Gelfond

As part of the renewal of Mr. Gelfond’s employment agreement in 2014, we eliminated a tax gross-up that had previously applied to the premiums for which we reimbursed Mr. Gelfond in connection with his $15 million term life policy. Accordingly, we paid no such gross-up payments in 2014. With the elimination of the tax gross-up applicable to Mr. Gelfond, we no longer have any tax gross-up obligations with respect to any NEO.

Employment and Change-in-Control Agreements

Currently, we have written employment agreements or written offer letters with all of our NEOs, which are described in detail below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control” on page 36. We believe that these agreements are critical to attract and retain talent, and motivate our NEOs, while still allowing the Compensation Committee and the CEO sufficient discretion to determine overall compensation in a given year. These employment agreements specify details of the approach to salary, bonus, equity awards, and restrictive covenants surrounding executive officer employment, including non-competition and non-solicitation provisions. Generally, the agreements are established at the time of hire and are amended from time to time to extend or modify the terms of employment, including to reflect compensation decisions resulting from a promotion or other change in job responsibility, or to provide for additional equity awards and other items.

Each of the NEOs’ employment arrangements require that we make certain payments to the relevant NEOs in the event of a termination of employment for various reasons, including upon a change-in-control of the Company. The provisions are designed to promote stability and continuity of senior management in the event of a transaction involving a change-in-control. Our severance and change-in-control benefits were determined on the basis of market practices to provide this stability as well as competitive overall compensation packages to the NEOs.

During 2014, we amended the employment agreements with Messrs. Gelfond, Lister, Sparacio and Cripps. For a description of these amended agreements, please see “Employment Agreements and Potential Payments upon Termination or Change-in-Control” on page 36. There were no other new employment agreements, amendments or renewals for the NEOs in 2014.

Tax and Accounting Considerations

To the extent that any compensation paid to the NEOs constitutes a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, we intend to cause the compensation to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.

Under the LTIP, the maximum number of Common Shares that may be subject to options and stock appreciation rights granted to any eligible participant in any calendar year is one million (1,000,000) Common Shares; and the maximum value of awards that may be awarded to any eligible participant in any calendar year is five million dollars ($5,000,000) measured as of the date of grant (with respect to equity awards denominated in cash) or one million (1,000,000) Common Shares measured as of the date of grant (with respect to equity awards denominated in Common Shares).

We also take accounting considerations, including the impact of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” into account in structuring compensation programs and determining the form and amount of compensation awarded.

With respect to IRC 162(m), the compensation paid to the Company’s CEO and three highest paid officers may not be fully deductible.

Compensation Philosophy and Objectives

The following principles have guided us in developing our compensation programs and in determining total compensation levels for our NEOs:

•	we must be prepared to compete with larger organizations with greater resources for executive talent, particularly in the competitive media and technology industries;

•	compensation practices should take into account the dynamic nature of our business, our rapid rate of growth, global nature and diverse lines of business; and

•	compensation programs should encourage the NEOs to increase long-term shareholder value in a manner that appropriately balances short-term growth objectives and does not create undue risk for the Company and our shareholders.

Our compensation philosophy is to attract and retain key talent, to motivate performance and achievement, to promote a pay-for-performance culture and to reward superior performance. The objectives of our compensation program are to:

•	provide competitive total compensation packages that include short-term cash and long-term equity-based incentive components that appropriately encourage and reward performance and retention and that create enduring long-term shareholder value;

•	reward the NEOs for their relative individual contributions to our success;

•	link executive compensation to our long-term strategic objectives; and

•	align NEOs’ interests with shareholders’ interests through an equity award framework that creates a sense of ownership and shared risk among executives.

We have structured our overall executive compensation program, which includes annual short-term cash and long-term equity cash compensation plans, to motivate executives to achieve the business goals that we set, and reward the executives for achieving these goals.

Share Ownership Guidelines

We adopted share ownership guidelines in 2013 to require the NEOs and other executives to accumulate a significant ownership stake so they are incentivized to maximize long-term shareholder returns. Under the guidelines, the CEO must achieve and maintain share ownership of three (3) times his annual base salary. In addition, members of our senior management, our executive officers and the Vice President of Investor Relations must achieve and maintain share ownership of either one (1) or 0.33 times their annual base salaries, depending on the individual. All of the NEOs, other than Mr. Gelfond (see above), are subject to share ownership requirements of one times their annual base salary. Executives subject to the policy will have to satisfy the guidelines within four years of plan inception (or becoming subject to the policy, if later). As of April 7, 2015, each of the NEOs had met their share ownership guidelines within the required time frame.

Prohibition on Short Sales, Hedging and Pledging of Company Securities

In 2013, we revised our Insider Trading Policy to prohibit officers, directors and employees from engaging in short sales of Company securities and from buying or selling puts or calls on, or any other financial instruments that are designed to hedge or offset decreases and increases in the value of, Company securities (including, but not limited to, derivatives, prepaid variable forward contracts, equity swaps, collars and exchange funds), that might otherwise be inconsistent with the alignment of executive officers’ interests with shareholders’ interests. The Insider Trading Policy also prohibits the pledging of Company securities as collateral for a loan, including through the use of margin accounts with a broker.

Clawback Policy

Pursuant to the terms of the LTIP, any equity awards granted thereunder, as well as any payments made or gains realized upon exercise or settlement of an award, are subject to clawback or recoupment if permitted or mandated by applicable law, rules or regulations. In addition, certain of our NEOs’ employment agreements provide that all payments and benefits thereunder are subject to clawback if required by law.

Executive Compensation Process

Scope and Authority of the Compensation Committee

The Compensation Committee is currently composed of Messrs. Pompadur (Chairman), Demirian and Lynne, each of whom meet the independence requirements of Section 303A of the NYSE Listed Company Manual and Section 1.2 of Canadian National Instrument 58-101. These rules provide that an independent director be a person other than an officer or employee of the Company or any other individual having a material relationship that in the opinion of the Board of Directors would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The rules set forth specific categories of relationships that disqualify a director from being independent.

The Compensation Committee operates under a written charter, which was adopted by the Board of Directors and sets forth the following Compensation Committee responsibilities:

•	preparing and approving the compensation package of the CEO;

•	reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and evaluating the performance of the CEO against these goals and objectives;

•	reviewing all new employment, consulting, retirement and severance arrangements for the CEO;

•	reviewing and approving, on an annual basis, the components and the amount of compensation paid to executive officers;

•	evaluating and making recommendations to the Board of Directors regarding our equity-based and incentive compensation plans, policies and programs; and

•	reviewing this Compensation Discussion and Analysis and recommending to the Board of Directors its inclusion in this proxy statement.

Role of the Compensation Committee and the CEO in Determining Compensation

The Compensation Committee prepares and approves the CEO’s compensation package, including making decisions with respect to base salary, performance-based incentive compensation and long-term equity incentive compensation. The Board of Directors has determined that to best align executive compensation with shareholders’ interests and our business strategy, the CEO should make recommendations to the Compensation Committee with respect to the equity and non-equity compensation of other NEOs given his familiarity with our day-to-day operations and insight into executive performance and what rewards and incentives are effective.

Each year, the CEO reviews the performance of each NEO (other than himself), in consultation with other supervising executives, and makes recommendations on base salary, performance-based incentive compensation and long-term equity incentive compensation. In evaluating the CEO or another NEO, the Compensation Committee or the CEO, as applicable, considers the following:

•	the individual’s skill set, experience, historical performance and expected future contribution, and the impact on the Company if the individual were to depart from employment with the Company;

•	actual and relative performance and contribution;

•	the level of total compensation for our other senior executives; and

•	pay information from other companies and published surveys and other public compensation disclosures as a general market reference.

In the case of compensation packages for the NEOs other than the CEO, the Compensation Committee reviews and determines whether to approve the components and amount of compensation recommended by the CEO, and the compensation packages are then implemented by us. The Board of Directors or the Compensation Committee must approve decisions to grant equity awards.

Role of Compensation Consultant

Under its Charter, the Compensation Committee may retain compensation consultants to assist in evaluating executive officer compensation and awards to be granted under our long-term incentive plans. The Compensation Committee has sole authority to retain and terminate compensation consultants and to review and approve the consultants’ fees and other retention terms. The Compensation Committee also has authority to obtain advice and assistance from internal or external advisors as it deems appropriate to assist the Committee in fulfilling its responsibilities. The Compensation Committee has authority to request that any of our officers or employees or our outside counsel attend a meeting of the Compensation Committee or to meet with any members of, or consultants to, the Compensation Committee.

The Compensation Committee retained Mercer in 2014 to provide independent advice on executive pay levels and pay mix in connection with the renewal of Mr. Lister’s employment agreement. In providing these services, Mercer reported directly to the Compensation Committee.

In addition to services to the Compensation Committee, in 2014, Mercer provided us with actuarial services for the SERP and the post-retirement benefit plan for Mr. Gelfond. Mercer’s aggregate fees for such actuarial services did not exceed $120,000.

In considering Mercer’s independence, the Compensation Committee reviewed several factors relating to Mercer and the individuals providing services to us and the Compensation Committee. Based on a review of these factors, including those required by the SEC and NYSE, the Compensation Committee determined that (i) Mercer is independent and (ii) Mercer’s engagement presents no conflicts of interest.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2014 with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Circular.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

April 21, 2015	Respectfully submitted,

I. Martin Pompadur (Chairman) Eric A. Demirian Michael Lynne

2014 SUMMARY COMPENSATION TABLE

The table below sets forth the compensation earned by the NEOs during the registrant’s last three completed fiscal years.

Name and Principal Position of Named Executive Officer	Year ended December 31	Salary ($)		Bonus ($)		Stock Awards (1) ($)		Option Awards (1) ($)		Change in Pension Value ($)		All Other Compensation ($)		Total ($)
Richard L. Gelfond	2014	1,097,308		1,000,000	(2)	3,670,586	(3)	3,899,992	(4)	803,632	(5)	111,598	(6)	10,583,115
Chief Executive Officer and Director	2013 2012	750,000 750,000		825,000 1,000,000		— —		— —		— 1,729,808		134,181 126,275		1,709,181 3,606,083

Joseph Sparacio	2014	465,673		150,000	(7)	472,411	(8)	160,085	(9)	—		29,091	(10)	1,277,260
Executive Vice President and Chief Financial Officer	2013 2012	440,769 415,865		140,000 150,000		492,750 —		171,672 432,800		— —		26,145 25,320		1,271,336 1,023,985

Greg Foster	2014	900,000		625,000	(7)	719,982	(11)	1,080,000	(12)	—		164,169	(13)	3,489,151
Senior Executive Vice President, IMAX Corporation and CEO, IMAX Entertainment	2013 2012	800,000 700,000		550,000 650,000		539,997 —		1,259,996 —		— —		160,545 163,317		3,310,538 1,513,317

Robert D. Lister	2014	624,808		330,000	(7)	699,992	(14)	699,997	(15)	—		45,218	(16)	2,400,015
Chief Legal Officer and Chief Business Development Officer	2013 2012	599,808 550,000		250,000 250,000		— —		— 773,000		— —		41,724 38,271		891,532 1,611,271

Andrew Cripps	2014	819,493	(17)	568,491	(7)	64,988	(18)	—		—		70,045	(19)	1,523,017
Executive Vice President, IMAX Corporation and President, Europe, Middle East and Africa, IMAX International Sales Corporation	2013 2012	743,043 639,150		634,419 578,787		54,768 —		— 3,748,000		— —		69,398 48,184		1,501,628 5,014.121

(1)	As required by SEC rules, the “Option Awards” and “Stock Awards” columns in this Summary Compensation Table reflect the aggregate grant date fair values of stock options and RSUs respectively, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 14(c) to the audited consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for the assumptions used to calculate the fair value of the stock options and RSUs. Whether, and to what extent, a NEO realizes value with respect to stock option or RSU awards will depend on our actual operating performance, stock price fluctuations and the NEO’s continued employment.
(2)	This amount was determined pursuant to Mr. Gelfond’s employment agreement in 2014 as described in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.
(3)	This amount reflects the grant date fair value of the 134,948 RSUs granted on February 21, 2014. The RSUs vest and will be converted to Common Shares in nine installments: 14,994 on each of May 1 2014; September 1, 2014; December 31, 2014; May 1, 2015; September 1, 2015; December 31, 2015; and May 1, 2016; and 14,995 on each of September 1, 2016 and December 31, 2016. This award was pursuant to Mr. Gelfond’s new, 3-year 2014 employment agreement.
(4)	This amount reflects the grant date fair value of the 426,695 stock options granted on February 21, 2014. The stock options vest and become exercisable in nine installments: 47,410 on each of May 1, 2014; September 1, 2014; December 31, 2014; May 1, 2015; and 47,411 on each of September 1, 2015; December 31, 2015; May 1, 2016; September 1, 2016 and December 31, 2016. This award was pursuant to Mr. Gelfond’s new, 3-year 2014 employment agreement.
(5)	The value of Mr. Gelfond’s pension benefits under the SERP increased compared to the December 31, 2013 values, primarily due to a decrease in the relevant discount rate and applicable PBGC lump sum rate assumptions resulting from a decrease in market interest rates year over year. See note 21(a) to the audited consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for more information related to this calculation.
(6)	This amount reflects: (i) $45,090 for the payment of life insurance premiums on the life of Mr. Gelfond as described above in “Other Personal Benefits and Perquisites”; (ii) $5,200 for contributions to our defined contribution retirement plans; (iii) $11,508 for the supplemental health reimbursement premiums; and (iv) $49,800 for allowance for personal automobile use.
(7)	This amount was paid under the Management Bonus Plan, as described above in “Annual Cash Bonus Awards”.
(8)	This amount reflects the grant date fair value of the 16,981 RSUs granted on March 7, 2014. The RSUs vest and will be converted to Common Shares in four installments: 3,396 on March 7, 2015; 4,245 on each of March 7, 2016 and March 7, 2017; and 5,095 on December 1, 2017.
(9)	This amount reflects the grant date fair value of the 17,689 stock options granted on March 7, 2014. The stock options vest and become exercisable in four installments: 3,537 on March 7, 2015; 4,422 on each of March 7, 2016; and March 7, 2017 and 5,308 on March 7, 2018.
(10)	This amount reflects: (i) $5,200 for contributions to our defined contribution retirement plans; (ii) $11,508 for the supplemental health reimbursement premiums; and (iii) $12,383 for allowance for personal automobile use.
(11)	This amount reflects the grant date fair value of the 25,880 RSUs granted on March 7, 2014. The RSUs vest and will be converted to Common Shares in three installments: 8,626 on March 7, 2015; and 8,627 on each of March 7, 2016 and March 7, 2017.
(12)	This amount reflects the grant date fair value of the 128,266 stock options granted on March 7, 2014. The stock options vest and become exercisable in three installments: 42,755 on each of March 7, 2015 and March 7, 2016; and 42,756 on March 7, 2017.
(13)	This amount reflects: (i) $134,073 for the payment of life insurance premiums on the life of Mr. Foster as described above in “Other Personal Benefits and Perquisites”; (ii) $5,200 for contributions to our defined contribution retirement plans; (iii) $11,508 for the supplemental health reimbursement premiums; and (iv) $13,388 for allowance for personal automobile use.

(14)	This amount reflects the grant date fair value of the 25,735 RSUs granted on February 21, 2014. The RSUs vest and will be converted to Common Shares in four installments: 6,433 on February 21, 2015; and 6,434 on each of February 21, 2016; February 21, 2017; and February 21, 2018.
(15)	This amount reflects the grant date fair value of the 80,367 stock options granted on February 21, 2014. The stock options vest and become exercisable in four installments: 20,091 on February 21, 2015; and 20,092 on each of February 21, 2016; February 21, 2017; and February 21, 2018.
(16)	This amount reflects: (i) $5,200 for contributions to our defined contribution retirement plans; (ii) $11,508 for the supplemental health reimbursement premiums; and (iii) $28,510 for allowance for personal automobile use.
(17)	Mr. Cripps’ salary is paid in U.K. pounds sterling. For each year, the amount shown was converted from U.K. pounds sterling to U.S. dollars using the average exchange rate between those two currencies for the applicable year.
(18)	This amount reflects the grant date fair value of the 2,336 RSUs granted on March 7, 2014. The RSUs vest and will be converted to Common Shares in four installments: 467 on March 7, 2015; 584 on each of March 7, 2016 and March 7, 2017; and 701 on March 7, 2018.
(19)	This amount reflects: (i) $20,254 for contributions to our defined contribution retirement plans; (ii) $17,165 for supplemental pension payments; (iii) 12,108 for the Health reimbursement premiums; and (iv) $20,518 for allowance for personal automobile use.

The material terms of the NEOs’ employment agreements are described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

2014 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information relating to grants of stock options and RSUs made to NEOs during the fiscal year ended December 31, 2014 under any plan, including awards that subsequently have been transferred.

Name and Principal Position of Named Executive Officer	Grant Date	All Other Stock Awards: Number of Shares or Stock or Units (1) (#)		All Other Option Awards: Number of Securities Underlying Options (2) (#)		Exercise or Base Price of Awards (3) ($/Sh)	Grant Date Fair Value of Option/RSU Awards (4) ($)
Richard L. Gelfond	February 21, 2014	134,948	(5)	—		—	3,670,586
Chief Executive Officer and Director	February 21, 2014	—		426,695	(6)	27.20	3,899,992

Joseph Sparacio	March 7, 2014	16,981	(7)	—		—	472,411
Executive Vice President and Chief Financial Officer	March 7, 2014	—		17,689	(8)	27.82	160,085

Greg Foster	March 7, 2014	25,880	(9)	—		—	719,982
Senior Executive Vice President, IMAX Corporation and CEO, IMAX Entertainment	March 7, 2014	—		128,266	(10)	27.82	1,080,000

Robert D. Lister	February 21, 2014	25,735	(11)	—		—	699,992
Chief Legal Officer and Chief Business Development Officer	February 21, 2014	—		80,367	(12)	27.20	699,997

Andrew Cripps	March 7, 2014	2,336	(13)	—		—	64,988
Executive Vice President, IMAX Corporation and President, Europe, Middle East and Africa, IMAX International Sales Corporation

(1)	Each RSU represents a contingent right to receive one Common Share.
(2)	Each stock option, when vested, entitles the NEO to purchase one Common Share.
(3)	Stock options were granted with an exercise price equal to 100% of the fair market value of the Common Shares on the applicable date of grant. Fair market value of a Common Share on a given date refers to the higher of the closing price of a Common Share on such date (or the most recent trading date if such date is not a trading date) on the NYSE or other stock exchange designated by the Compensation Committee. There is no exercise price associated with the granting of the RSUs.
(4)	This amount represents the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 14(c) to the audited consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for the assumptions used to calculate the fair value of the stock options and RSUs. Whether, and to what extent, a NEO realizes value with respect to stock option or RSU awards will depend on our actual operating performance, stock price fluctuations and the NEO’s continued employment.
(5)	The RSUs vest and will be converted to Common Shares in nine installments: 14,994 on each of May 1 2014; September 1, 2014; December 31, 2014; May 1, 2015; September 1, 2015; December 31, 2015; and May 1, 2016; and 14,995 on each of September 1, 2016 and December 31, 2016. This award was pursuant to Mr. Gelfond’s new, 3-year 2014 employment agreement.
(6)	The stock options vest and become exercisable in nine installments: 47,410 on each of May 1, 2014; September 1, 2014; December 31, 2014; May 1, 2015; and 47,411 on each of September 1, 2015; December 31, 2015; May 1, 2016; September 1, 2016 and December 31, 2016. This award was pursuant to Mr. Gelfond’s new, 3-year 2014 employment agreement.
(7)	The RSUs vest and will be converted to Common Shares in four installments: 3,396 on March 7, 2015; 4,245 on each of March 7, 2016 and March 7, 2017; and 5,095 on December 1, 2017.

(8)	The stock options vest and become exercisable in four installments: 3,537 on March 7, 2015; 4,422 on each of March 7, 2016 and March 7, 2017; and 5,308 on March 7, 2018.
(9)	The RSUs vest and will be converted to Common Shares in three installments: 8,626 on March 7, 2015; and 8,627 on each of March 7, 2016 and March 7, 2017.
(10)	The stock options vest and become exercisable in three installments: 42,755 on each of March 7, 2015 and March 7, 2016; and 42,756 on March 7, 2017.
(11)	The RSUs vest and will be converted to Common Shares in four installments: 6,433 on February 21, 2015; and 6,434 on each of February 21, 2016; February 21, 2017; and on February 21, 2018.
(12)	The stock options vest and become exercisable in four installments: 20,091 on February 21, 2015; and 20,092 on each of February 21, 2016; February 21, 2017; and on February 21, 2018.
(13)	The RSUs vest and will be converted to Common Shares in four installments: 467 on March 7, 2015; 584 on each of March 7, 2016 and March 7, 2017; and 701 on March 7, 2018.

Additional terms and conditions of the stock options and RSUs granted listed above are described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table sets forth information relating to unexercised equity awards for each NEO outstanding as of December 31, 2014.

	Option Awards					Stock Awards
Name and Principal Position of Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Richard L. Gelfond Chief Executive Officer and Director	800,000 200,000 142,230 —	— — 284,465 —	(1)	28.19 18.38 27.20 —	December 31, 2020 December 31, 2021 February 21, 2024 —	— — — 89,966	(2)	— — — 2,779,949	(3)

Joseph Sparacio Executive Vice President and Chief Financial Officer	27,000 22,500 10,000 4,166 — — —	18,000 27,500 30,000 16,668 17,689 — —	(4) (5) (6) (7) (8)	15.88 31.73 25.82 25.44 27.82 — —	March 12, 2017 March 25, 2018 March 8, 2019 March 7, 2020 March 7, 2021 — —	— — — — — 15,000(9 16,981(10	) )	— — — — — 463,500 524,713	(3) (3)

Greg Foster Senior Executive Vice President, IMAX Corporation and CEO, IMAX Entertainment	600,000 53,846 — — —	— 107,692 128,266 — —	(11) (12)	18.98 25.03 27.82 — —	April 30, 2017 July 1, 2020 March 7, 2021 — —	— — — 14,383 25,880	(13) (14)	— — — 444,435 799,692	(3) (3)

Robert D. Lister Chief Legal Officer and Chief Business Development Officer	89,000 60,000 — —	— 40,000 80,367 —	(15) (16)	13.38 20.25 27.20 —	December 31, 2016 January 9, 2019 February 21, 2021 —	— — — 25,735	(17)	— — — 795,212	(3)

Andrew Cripps Executive Vice President, IMAX Corporation and President, Europe, Middle East and Africa, IMAX International Sales Corporation	175,000 — —	200,000 — —	(18)	24.70 — —	February 27, 2017 — —	— 1,668 2,336	(19) (20)	— 51,412 72,182	(3) (3)

(1)	47,410 of the stock options vest on May 1, 2015; and 47,411 on each of September 1, 2015; December 31, 2015; May 1, 2016; September 1, 2016; and December 31, 2016.
(2)	14,994 of the RSUs will vest and be converted to Common Shares on May 1, 2015; September 1, 2015; December 31, 2015; and May 1, 2016; and 14,995 on each of September 1, 2016 and December 31, 2016.
(3)	Market value of the RSUs is based on the closing price of the Common Shares on the NYSE on December 31, 2014 ($30.90).
(4)	18,000 of the stock options vest on March 12, 2015.
(5)	12,500 of the stock options vest on March 25, 2015; and 15,000 on March 25, 2016.
(6)	8,000 of the stock options vest on March 8, 2015; 10,000 on March 8, 2016; and 12,000 on March 8, 2017.
(7)	5,208 of the stock options vest on each of March 7, 2015 and March 7, 2016; and 6,252 on March 7, 2017.
(8)	3,537 of the stock options vest on March 7, 2015; 4,422 vest on each of March 7, 2016 and March 7, 2017; and 5,308 on March 7, 2018.
(9)	4,687 of the RSUs will vest and be converted to Common Shares on each of March 7, 2015 and March 7, 2016; and 5,626 on December 1, 2016.

(10)	3,396 of the RSUs will vest and be converted to Common Shares on March 7, 2015; 4,245 on each of March 7, 2016 and March 7, 2017; and 5,095 on December 1, 2017.
(11)	53,846 of the stock options vest on each of July 1, 2015 and July 1, 2016.
(12)	42,755 of the stock options vest on each of March 7, 2015 and on March 7, 2016; and 42,756 on March 7, 2017.
(13)	7,191 of the RSUs will vest and be converted to Common Shares on July 1, 2015; and 7,192 on July 1, 2016.
(14)	8,626 of the RSUs will vest and be converted to Common Shares on March 7, 2015; and 8,627 on each of March 7, 2016 and March 7, 2017.
(15)	40,000 of the stock options vest on January 9, 2015.
(16)	20,091 of the stock options vest on February 21, 2015; and 20,092 will vest on each of February 21, 2016; February 21, 2017 and February 21, 2018.
(17)	6,433 of the RSUs will vest and be converted to Common Shares on February 21, 2015; and 6,434 on each of February 21, 2016; February 21, 2017; and February 21, 2018.
(18)	100,000 of the stock options vest on each of February 27, 2015 and February 27, 2016.
(19)	521 of the RSUs will vest and be converted to Common Shares on each of March 7, 2015 and on March 7, 2016; and 626 will vest on December 1, 2016.
(20)	467 of the RSUs will vest and be converted to Common Shares on March 7, 2015; 584 will vest on each of March 7, 2016 and on March 7, 2017; and 701 on March 7, 2018.

All stock options and RSUs in the “Outstanding Equity Awards at Fiscal Year-End” table were granted under the Stock Option Plan (the “SOP”) or LTIP as described above in “Compensation Discussion and Analysis – Long-Term Incentive Compensation”.

2014 OPTION EXERCISE AND STOCK VESTED

The following table sets forth information relating to the exercise of stock options and the vesting of RSUs during the fiscal year ended December 31, 2014 for each of the NEOs on an aggregated basis.

	Option Awards		Stock Awards
Name and Principal Position of Named Executive Officer	Number of Shares Acquired on Exercise of Options (#)	Value Realized on Option Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Richard L. Gelfond Chief Executive Officer and Director	353,875	5,949,314	44,982	1,267,413

Joseph Sparacio Executive Vice President and Chief Financial Officer	32,500	638,251	3,750	105,075

Greg Foster Senior Executive Vice President, IMAX Corporation and CEO, IMAX Entertainment	—	—	7,191	204,152

Robert D. Lister Chief Legal Officer and Chief Business Development Officer	21,000	270,793	—	—

Andrew Cripps Executive Vice President, IMAX Corporation and President, Europe, Middle East, and Africa IMAX International Sales Corporation	25,000	160,740	416	11,656

(1)	The value realized on exercise of a stock option represents the difference between the option exercise price and the actual sale price of the Common Shares upon exercise.
(2)	The value realized is based on the closing price of the Company’s Common Shares on the NYSE on the vesting date.

2014 PENSION BENEFITS

The following table sets forth information relating to each defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement, as of December 31, 2014.

Name and Principal Position of Named Executive Officer	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits (1) ($)	Payments During Last Fiscal Year ($)
Richard L. Gelfond	Supplemental Executive Retirement Plan	13.5	$20,182,234	—
Chief Executive Officer and Director	Post-Retirement Medical Benefits	—	$517,000	—

(1)	See note 21(a) to the audited consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for certain assumptions used to calculate the present value of accumulated benefits.

Our SERP is an unfunded defined benefit pension plan covering Mr. Gelfond, which was established in 2000. The SERP provides for a lifetime retirement benefit from age 55 equal to 75% of the member’s best average 60 consecutive months of earnings over the member’s employment history. We and Mr. Gelfond have agreed that no compensation earned beginning in 2011 is to be included in calculating his benefit payments under the SERP. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Gelfond agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change-in-control of the Company. The benefits were 50% vested as of July 2000, the SERP initiation date. The vesting percentage increased on a straight-line basis from inception until age 55. Mr. Gelfond’s SERP benefits became 100% vested on July 10, 2010.

We also maintain an unfunded retiree health benefit plan covering Mr. Gelfond. This plan provides that we will maintain retiree health benefits for Mr. Gelfond until he becomes eligible for Medicare and, thereafter, we will provide Medicare supplemental coverage as selected by Mr. Gelfond.

Further descriptions of the SERP, the retiree health benefit plan and our defined contribution plans are summarized above in “Compensation Discussion and Analysis – Retirement and Pension Plans”.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

While we have no formal severance plans, we have entered into written employment agreements or written offer letters with certain of our executive officers, including each of the NEOs, which require us to make payments to the NEOs in the event of the termination of their employment in various circumstances, including in the event of an actual or potential change-in-control, as further described below. These employment agreement provisions are intended to attract, retain and motivate employees, provide stability and continuity among our senior executives, and ensure that our executive officers are able to devote their full time and attention to our operations in the event of an actual or potential change-in-control.

In addition to the contractual rights of the NEOs described below, all of the NEOs hold equity awards granted under the LTIP and/or the SOP. The LTIP and the SOP describe the impact of certain separation events on equity awards granted under the LTIP and/or the SOP unless provisions in the individual NEO’s employment arrangement override the terms of the relevant plan. The general termination-related provisions under the LTIP and the SOP are as follows:

•	Termination without cause; voluntary resignation; death/disability: If the participant’s employment, consulting arrangement or term of office is terminated without cause or by reason of the participant’s voluntary resignation, (i) unvested equity awards will be cancelled, and (ii) the participant (or the participant’s estate) will be generally entitled to exercise any vested stock options for a period of thirty days, or such longer period as the Board of Directors or Compensation Committee determines, following the date of termination of employment. In the event of death or permanent disability, the same provisions will apply, except that the participant (or the participant’s estate) is generally entitled to accelerated vesting of a portion of unvested equity awards granted under the LTIP, such that 50% of the participants total equity granted under the LTIP will have vested.

•	Termination with cause: If the participant’s employment, consulting arrangement or term of office is terminated with cause, the participant’s vested and unvested equity awards will be cancelled.

•	Termination upon change-in-control: A change-in-control of the Company in itself will have no effect on equity awards granted under the LTIP or the SOP. Instead, all outstanding unvested equity awards will immediately vest and become fully exercisable in the event that, following the occurrence of a change-in-control, any of the following events occur within 24 months of the change-in-control: (i) the termination of the participant’s employment without cause, (ii) the diminution of the participant’s title and/or responsibilities, or (iii) the participant being asked to relocate more than twenty-five miles from his existing office. In addition, all outstanding unvested equity awards granted under the LTIP will immediately vest and become fully exercisable in the event that, following a change-in-control, the successor entity does not assume or provide a substitute for such equity awards on substantially the same terms and conditions.

If the participant is a party to an employment agreement with the Company or any of its subsidiaries and breaches any of the restrictive covenants in such agreement, the participant’s unexercised stock options or unvested RSUs will be cancelled. In certain cases, a NEO’s equity awards are controlled by the terms of his employment agreement; in the event of a conflict between such employment agreement and the terms of the LTIP or SOP, the terms of the employment agreement will prevail. Any provision in a NEO employment arrangement that departs from the terms of the LTIP or the SOP is noted below.

The analysis below sets forth the amount of compensation that would become payable to each of the NEOs under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2014. We caution that the actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of such individual’s separation from the Company.

Richard L. Gelfond

Chief Executive Officer and Director

On December 20, 2013, we and Mr. Gelfond came to terms with respect to his continued employment with the Company, which terms were memorialized in an agreement dated January 1, 2014 (the “2014 Agreement”). Mr. Gelfond’s prior employment agreement terminated on December 31, 2013. Under the terms of the 2014 Agreement, Mr. Gelfond’s employment was extended for three years through December 31, 2016. Pursuant to the 2014 Agreement, Mr. Gelfond’s annual salary was increased to $1.1 million and he will continue to be eligible to receive a cash bonus of up to two times his base salary, with a target bonus equal to his base salary. The bonus is granted at the discretion of the Board of Directors and is based upon our success in achieving certain goals and objectives. Mr. Gelfond’s agreement contains: (i) a customary non-competition provision for the term of the employment agreement and for four years thereafter; and (ii) a provision requiring Mr. Gelfond to provide us with consulting services following the expiration of his employment.

Pursuant to the terms of his prior agreement, Mr. Gelfond has received several stock option grants (the “Pre-2014 Options”). In addition, under the terms of the 2014 Agreement, on February 21, 2014, Mr. Gelfond received a grant of stock options (the “2014 Options”) and RSUs (the “2014 RSUs”). Mr. Gelfond’s equity awards outstanding as of December 31, 2014, and their respective exercise prices and expiration dates, are set forth above in “Outstanding Equity Awards at Fiscal Year-End”. In addition, under the terms of the 2014 Agreement, on January 5, 2015, Mr. Gelfond received 467,625 stock options (the “2015 Options”). The 2015 Options will vest in six equal installments on May 1, September 1 and December 31 of each of 2015 and 2016. The 2014 Agreement contemplates the grant of additional stock options to Mr. Gelfond on January 5, 2016 (the “2016 Options”) with an aggregate grant date value equal to $3,900,000. The 2016 Options will vest in three equal installments on May 1, 2016, September 1, 2016 and December 31, 2016. Unless overridden by specific terms set forth in his employment agreement, Mr. Gelfond’s stock options and RSUs are governed by the terms of the LTIP or the SOP, as applicable, which are described above in “Compensation Discussion and Analysis – Long-Term Incentive Compensation”.

In 2000, we created a defined benefit pension plan, the SERP, to provide benefits for Mr. Gelfond upon his retirement, resignation or termination other than with cause. See “Compensation Discussion and Analysis – Retirement and Pension Plans” on page 28 for a description of the SERP. Mr. Gelfond is fully vested in his benefits under the SERP. Mr. Gelfond is also entitled to retiree health benefits for himself and his eligible dependents until he becomes eligible for Medicare and, thereafter, Medicare supplemental coverage selected by Mr. Gelfond, or if such coverage is not permitted, an annual cash payment equal to such coverage. We and Mr. Gelfond have agreed that any compensation earned since January 1, 2011 will not be included in calculating his benefit payments under the SERP.

We have agreed to reimburse Mr. Gelfond for the premiums related to a $15 million term life insurance policy that became effective in January 2010. In 2014, we reimbursed Mr. Gelfond for $45,090 in annual premiums.

Mr. Gelfond’s entitlements upon various terminations of employment scenarios are described below. In all scenarios, Mr. Gelfond would receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination.

Voluntary retirement/resignation without good reason

If, prior to the expiration of his employment term, Mr. Gelfond were to resign other than for good reason, his outstanding unvested stock options and RSUs would be cancelled. All Pre-2014 Options would remain exercisable for the duration of their original term. All vested stock options granted pursuant to the 2014 Agreement would remain exercisable for the shorter of: (i) their original term; and (ii) two years. In the event of a resignation without good reason, Mr. Gelfond would have no further right to receive any other compensation or benefits.

If Mr. Gelfond resigned without good reason as of December 31, 2014, he would have been entitled to an estimated lump sum payment of $20,182,234 reflecting the value of his vested SERP. He would also be entitled to ongoing retiree health benefits, the estimated value of which was $517,000 as of December 31, 2014.

Termination with cause

If Mr. Gelfond’s employment were terminated with cause, his outstanding unvested stock options and RSUs would be cancelled. All vested stock options would remain exercisable for the shorter of: (i) their original term; and (ii) 90 days. In such case, Mr. Gelfond would forfeit his benefits under the SERP, and he would not receive any further compensation under the 2014 Agreement. Mr. Gelfond would, however, be entitled to receive retiree health benefits. If Mr. Gelfond had been terminated with cause as of December 31, 2014, the estimated value of retiree health benefits to which Mr. Gelfond would have been entitled was $517,000.

Termination without cause/resignation for good reason

If Mr. Gelfond’s employment were terminated without cause or if he were to resign with good reason, all his unvested stock options and RSUs would immediately vest. All Pre-2014 Options would remain exercisable for the remainder of their initial term and (i) the 2014 Options would remain exercisable for the shorter of: their original term, and five years; (ii) the 2015 Options, if granted, would remain exercisable for the shorter of: their original term, and four years; and (iii) the 2016 Options, if granted, would remain exercisable for the shorter of: their original term, and three years. In addition, Mr. Gelfond would be entitled to receive any earned but unpaid bonus in respect of the year prior to termination, as well as a pro-rated portion of his bonus for the year of termination, based on Mr. Gelfond’s actual performance during such time.

If Mr. Gelfond’s employment had been terminated without cause other than upon a change-in-control, or if he had resigned with good reason, as of December 31, 2014 he would have been entitled to an estimated lump sum payment of $20,182,234 reflecting the value of his vested SERP. Mr. Gelfond would also have realized the intrinsic value of the accelerated vesting of his unvested, in-the-money, stock options and RSUs in an amount estimated at $3,832,470, calculated using the December 31, 2014 closing price of the Common Shares. He would also be entitled to ongoing retiree health benefits, the estimated value of which was $517,000 as of December 31, 2014.

Payments upon a change-in-control

Upon a sale of the Company, Mr. Gelfond would be entitled to receive a cash bonus (the “Sale Bonus”) in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Cdn$150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible preferred shares of the Company formerly outstanding which were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants previously owned by Messrs. Gelfond and Wechsler). The Sale Bonus provisions date back to Mr. Gelfond’s and Mr. Wechsler’s original employment agreements in connection with their 1994 acquisition of the Company, and would be paid as a result of the Company’s having reached an imputed equity value in excess of Cdn$150,000,000.

If the sale of the Company would have occurred on December 31, 2014, we estimate that the Sale Bonus would have been between $2,823,439 and $7,512,044, depending upon the equity assumptions used in the relevant calculations.

In addition, following a change-in-control, Mr. Gelfond would receive a cash incentive bonus (the “Incentive Bonus”) equal to the product of (a) 225,000 and (b) the difference between the closing price of the Common Shares upon such change-in-control and the closing price of the Common Shares on March 10, 2006. If there had been a change-in-control of the Company on December 31, 2014, the Incentive Bonus would have been $4,551,750, based on the closing price of the Common Shares on that date ($30.90). The Incentive Bonus provision dates back to the extension of Mr. Gelfond’s employment pursuant to a March 8, 2006 amendment agreement.

Upon a change-in-control, Mr. Gelfond’s benefits under the SERP would be accelerated and become payable. In addition, Mr. Gelfond is entitled to the recoupment of certain additional benefits under his SERP entitlement. As discussed above, the SERP was created in 2000, and Mr. Gelfond became fully vested in its benefits in 2010. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Gelfond agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change-in-control of the Company. As of December 31, 2014, the value of this recoupment of benefits would have been $3,730,380.

If the change-in-control is by way of a stock-for-stock merger, all of Mr. Gelfond’s outstanding unvested stock options will vest and be converted at the stock merger conversion ratio into stock options of the acquiring company (if it is public) or be cashed out (if the acquiring company is not public).

If a change-in-control had occurred on December 31, 2014, Mr. Gelfond would have been entitled to receive an estimated payment of between $31,287,803 and $35,976,408, depending on the equity assumptions used in calculating the Sale Bonus. This amount includes the Incentive Bonus, the Sale Bonus, the value of his vested SERP benefit and the recoupment of certain SERP benefits, all of which, as noted above, date back to prior employment agreements with Mr. Gelfond from 1994, 2000 and 2006.

If Mr. Gelfond’s employment were terminated without cause or if he were to resign with good reason following a change-in-control of the Company, in addition to the benefits and payments set forth above under “Termination without cause/resignation for good reason”. Mr. Gelfond would receive a cash payment equal to $3,900,000 for each grant of the 2015 Options and the 2016 Options that has not been made as of the date of such termination or resignation. If Mr. Gelfond retired or his employment was terminated in connection with a change-in-control as of December 31, 2014, Mr. Gelfond would have been entitled to receive an additional estimated payment of $7,800,000.

Non-renewal of employment agreement

If, following the expiration of the term of the 2014 Agreement, we do not offer Mr. Gelfond continued employment on terms substantially similar to his 2014 Agreement, his outstanding unvested stock options and RSUs, if any, would be cancelled. All Pre-2014 Options would remain exercisable for the duration of their original term. In addition, (i) the 2014 Options would remain exercisable for the shorter of: their original term, and five years; (ii) the 2015 Options would remain exercisable for the shorter of: their original term, and four years; and (iii) the 2016 Options would remain exercisable for the shorter of: their original term, and three years. Mr. Gelfond would also be entitled to a lump sum payment owing under the SERP, and would be entitled to receive retiree health benefits until Mr. Gelfond becomes eligible for Medicare. Thereafter, Mr. Gelfond would be entitled to Medicare supplement coverage.

Joseph Sparacio

Executive Vice President & Chief Financial Officer

Effective May 15, 2014, we and Mr. Sparacio amended the terms of his employment agreement, extending the term of his employment agreement through May 13, 2016. Under the terms of the agreement, Mr. Sparacio’s annual base salary was increased to $475,000, and shall further increase to $500,000 effective May 15, 2015. The agreement further provides that Mr. Sparacio is entitled to participate in the Management Bonus Plan and to receive a target annual performance bonus of 35% of his base salary, with the possibility of his earning a bonus of up to 52.5% of his base salary. Mr. Sparacio has received stock options and RSUs. Mr. Sparacio’s equity awards outstanding as of December 31, 2014 and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards at Fiscal Year-End”. In addition under the terms of his employment agreement, on March 7, 2015, Mr. Sparacio received 17,935 stock options (the “Sparacio 2015 Options”) and 14,423 RSUs (the “Sparacio 2015 RSUs”). The Sparacio 2015 Options will vest as follows: (i) 20% on the first anniversary date of the grant; (ii) 25% on the second anniversary date of the grant; (iii) 25% on the third anniversary date of the grant; and (iv) 30% on the fourth anniversary date of the grant. The Sparacio 2015 RSUs will vest as follows: (i) 20% on the first anniversary date of the grant; (ii) 25% on the second anniversary date of the grant; (iii) 25% on the third anniversary date of the grant; and (iv) 30% in the December prior to the fourth anniversary date of the grant. Unless overridden by specific terms set forth in his employment agreement, Mr. Sparacio’s stock options and RSUs are governed by the terms of the LTIP or the SOP, as applicable, which is described above in “Compensation Discussion and Analysis – Long-Term Incentive Compensation”.

For the term of his employment agreement and for two years thereafter, Mr. Sparacio is subject to customary non-solicitation and non-competition provisions. All severance payments payable under Mr. Sparacio’s employment agreement are subject to Mr. Sparacio’s compliance with the non-solicitation and non-competition provisions of his employment agreement, and all future severance payments would terminate in the event of a breach.

Voluntary retirement or resignation

Upon a retirement or resignation, Mr. Sparacio would be entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 15 days of such retirement or resignation.

Termination with cause

Upon a termination with cause, Mr. Sparacio would be entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 15 days of such termination.

Termination without cause

In the event of a termination without cause (other than upon a change-in-control), Mr. Sparacio would be entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination. In addition, Mr. Sparacio would continue to receive his base salary, automobile allowance and benefits for the greater of: (i) the remainder of his employment term; and (ii) six months. Mr. Sparacio’s vested stock options would remain exercisable for a period of six months. Under the terms of his employment agreement, Mr. Sparacio is required to mitigate the amount of any severance paid by the Company during the severance period by seeking other employment.

If Mr. Sparacio’s employment had been terminated without cause (other than upon a change-in-control) as of December 31, 2014, he would have been entitled to receive estimated severance payments totaling $740,350, either in the form of continuance or a lump sum payment, at our election.

Termination without cause upon a change-in-control

In the event of a termination without cause upon a change-in-control, Mr. Sparacio would be entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of termination. In addition, Mr. Sparacio would continue to receive his base salary, automobile allowance and benefits for the greater of: (i) the remainder of his employment term; and (ii) 12 months, and would receive a pro-rata portion of his target bonus in respect of the severance period.

If Mr. Sparacio’s employment had been terminated without cause upon a change-in-control as of December 31, 2014, he would have been entitled to receive estimated severance payments totaling $968,944, either in the form of continuance or a lump sum payment, at our election. Mr. Sparacio would have realized the intrinsic value of the accelerated vesting of his unvested, in-the-money, stock options and RSUs in an amount estimated at $1,556,462, calculated using the December 31, 2014 closing price of the Common Shares.

Non-renewal of employment agreement

If, on or before November 13, 2015, we provide notice to Mr. Sparacio of our intention not to renew his employment agreement, the Sparacio 2015 Options and Sparacio 2015 RSUs that have not yet vested would vest on May 10, 2016. In addition, all other outstanding unvested options and RSUs that otherwise would have vested between May 11, 2016 and March 31, 2017 would instead vest on May 10, 2016. The Sparacio 2015 Options would remain exercisable for 24 months following the expiration of Mr. Sparacio’s employment agreement, and all other vested options would remain exercisable for 12 months following the expiration of Mr. Sparacio’s employment agreement. Any options and RSUs that would not have vested by April 1, 2017 would be cancelled.

In addition, following notice of non-renewal of Mr. Sparacio’s employment agreement, we would initiate a successor transition plan. If the transition plan were completed in a manner satisfactory to the CEO prior to the end of Mr. Sparacio’s employment, Mr. Sparacio would be entitled to a one-time bonus of $50,000.

We would also pay the cost of continuing medical insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for Mr. Sparacio and his spouse for 36 months following the expiration of employment, and would also pay COBRA costs to maintain dental and vision coverage for Mr. Sparacio and his spouse for 18 months following the expiration of employment. Mr. Sparacio is required to mitigate the amount of any COBRA costs paid by the Company by seeking other employment.

Greg Foster

Senior Executive Vice President, IMAX Corporation and Chief Executive Officer, IMAX Entertainment

Under the terms of his employment agreement, which was most recently amended on June 12, 2013 (the “2013 Foster Amendment”), Mr. Foster’s employment term extends through July 1, 2016. Effective July 1, 2013, Mr. Foster receives an annual base salary of $900,000, which is subject to annual review. Mr. Foster is eligible to participate in the Management Bonus Plan, with a target annual performance bonus of 70% of his base salary. In addition, during the term of his employment, Mr. Foster is entitled to a term life insurance policy in the amount of $3 million. In addition, for a period of five years beginning in July 2015, we will pay premiums of up to $135,000 annually for whole life insurance for Mr. Foster. Prior to July 2015, we will continue to pay premiums of up to $135,000 on the whole life insurance for Mr. Foster contemplated under his prior employment agreement. We will cease paying the annual life insurance premiums on Mr. Foster’s resignation, termination with cause or non-renewal of his employment agreement.

Mr. Foster has also received stock options and RSUs. Mr. Foster’s equity awards outstanding as of December 31, 2014, and their respective exercise prices and expiration dates, are set forth above in “Outstanding Equity Awards at Fiscal Year-End”. Unless overridden by specific terms set forth in his employment agreement, Mr. Foster’s stock options and RSUs are governed by the terms of the LTIP or the SOP, as applicable, which is described above in “Compensation Discussion and Analysis – Long-Term Incentive Compensation”.

For the term of his employment agreement and for two years thereafter, Mr. Foster is subject to customary non-solicitation and non-competition provisions. All severance payments payable under Mr. Foster’s employment agreement are subject to Mr. Foster’s compliance with the non-solicitation and non-competition provisions of his employment agreement, and all future severance payments would terminate in the event of a breach.

Voluntary retirement or resignation

Upon a retirement or resignation, Mr. Foster would be entitled to receive his accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and a pro-rata portion of his target bonus for the year of retirement or resignation within 15 days of such resignation or termination.

Termination with cause

Upon a termination with cause, Mr. Foster would be entitled to receive his accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and a pro-rata portion of his target bonus for the year of termination within 15 days of such termination.

Termination without cause

In the event Mr. Foster’s employment were terminated without cause, Mr. Foster would be entitled to receive his accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay, a pro-rata portion of his target bonus for the year of termination, and any outstanding premiums owing for the whole life insurance policy described above within 30 days of his termination. In addition, Mr. Foster would continue to receive his base salary, target bonus and benefits for the greater of: (i) the remainder of his employment term and (ii) twelve months (the “Foster Severance Payments”). We would also continue to pay premiums of up to $135,000 per year on Mr. Foster’s whole life insurance until five years of premiums have been paid. Under the terms of his employment agreement, Mr. Foster is required to mitigate the Foster Severance Payments by seeking other employment. On the date Mr. Foster obtains other employment, the remaining Foster Severance Payments, if any, would be reduced by half.

If Mr. Foster’s employment had been terminated without cause as of December 31, 2014, he would have been entitled to receive an estimated payment of $3,064,254. This amount includes $675,000, which is the outstanding premiums owing for the whole life insurance policy and the Foster Severance Payments totaling $2,389,254 either in the form of continuance or a lump sum payment, at our election.

Termination without cause upon a change-in-control

If Mr. Foster’s employment were terminated without cause upon a change-in-control, Mr. Foster would be entitled to receive within 30 days of the termination his accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and a pro-rata portion of his target bonus for the year in which termination occurred, and any outstanding premiums owing for the whole life insurance policy described above. In addition, Mr. Foster would be entitled to receive the Foster Severance Payments, and we would continue to pay premiums of up to $135,000 per year on Mr. Foster’s whole life insurance until five years of premiums have been paid.

If Mr. Foster’s employment had been terminated without cause upon a change-in-control as of December 31, 2014, he would have been entitled to receive an estimated payment of $3,064,254. This amount includes $675,000 which is the outstanding premiums owing for the whole life insurance policy and the Foster Severance Payments totaling $2,389,254 either in the form of continuance or a lump sum payment, at our election.

Mr. Foster also would be entitled to the accelerated vesting of his unvested stock options and RSUs. If Mr. Foster’s employment were terminated without cause upon a change-in-control and the total value of vested stock options and RSUs granted pursuant to the 2013 Foster Amendment is less than $5 million, then Mr. Foster also would be eligible to receive a cash payment equal to the difference between: (i) the value of Mr. Foster’s vested stock options and RSUs granted pursuant to the 2013 Foster Amendment; and (ii) $5 million. Mr. Foster would have realized the intrinsic value of the accelerated vesting of his unvested, in-the-money stock options and RSUs in an amount estimated at $2,271,338, calculated using the December 31, 2014 closing price of the Common Shares plus an additional cash payment of $2,728,662 million.

Non-renewal of employment agreement

If we elect not to renew Mr. Foster’s employment agreement, Mr. Foster would be entitled to the accelerated vesting of his unvested stock options and RSUs.

Robert D. Lister

Chief Legal Officer & Chief Business Development Officer

On January 23, 2014, we and Mr. Lister came to terms with respect to his continued employment with the Company, which terms were memorialized in an employment agreement effective January 1, 2014 (the “2014 Lister Agreement”). Under the terms of the 2014 Lister Agreement, Mr. Lister’s employment has been extended for four years through December 31, 2017. Pursuant to the 2014 Lister Agreement, Mr. Lister’s base salary was increased to: (i) $625,000 effective January 1, 2014; (ii) $650,000 effective January 1, 2015; (iii) $675,000 effective January 1, 2016; and (iv) $700,000 effective January 1, 2017. Mr. Lister is entitled to continue to participate in the Management Bonus Plan, with a target annual performance bonus of 60% of his base salary. Mr. Lister has also received stock options and RSUs. Mr. Lister’s equity awards outstanding as of December 31, 2014 and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards at Fiscal Year-End”. In addition, under the terms of the 2014 Lister Agreement, Mr. Lister is entitled to receive a grant of stock options and RSUs each year during his employment term, with an aggregate grant date fair market value of $1,400,000 (the “Lister Equity Grants”). The Lister Equity Grants will vest in four equal annual installments beginning on the first anniversary of the applicable grant date. Unless overridden by specific terms set forth in his employment agreement, Mr. Lister’s stock options and RSUs are governed by the terms of the LTIP or the SOP, as applicable, which are described above in “Compensation Discussion and Analysis – Long-Term Incentive Compensation”.

For the term of his employment agreement and for two years thereafter, Mr. Lister is subject to customary non-solicitation and non-competition provisions. All severance payments payable under Mr. Lister’s employment agreement are subject to Mr. Lister’s compliance with the non-solicitation and non-competition provisions of his employment agreement, and all future severance payments would terminate in the event of a breach.

Voluntary retirement or resignation

Upon retirement or resignation, Mr. Lister would be entitled to receive accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay, any earned but unpaid bonus in respect of the year prior to retirement or resignation and a pro-rata portion of his target bonus for the year of retirement or resignation, in each case within 30 days of such retirement or resignation.

Termination with cause

Upon a termination with cause Mr. Lister would be entitled to receive accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay, any earned but unpaid bonus in respect of the year prior to termination and a pro-rata portion of his target bonus for the year of termination, in each case within 30 days of such termination.

Termination without cause / resignation for good reason

In the event of a termination without cause or a resignation for good reason, Mr. Lister would be entitled to receive accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay, and any earned but unpaid bonus in respect of the year prior to termination, in each case within 30 days of such termination. In addition, Mr. Lister would be entitled to receive (a) his base salary, automobile allowance and benefits for the greater of (i) the remainder of his employment term and (ii) 18 months; and (b) a cash payment equal to Mr. Lister’s target bonus for the year in which he was terminated without cause or resigned for good reason, as well as cash payments equal to Mr. Lister’s target bonus for each remaining year of the term, payable following each applicable year (collectively, the “Lister Severance Payments”). In the event Mr. Lister were not permitted to continue his participation in our medical plans, Mr. Lister would be entitled to a cash payment equal to the value of the benefit continuation, payable in three semi-annual installments. Mr. Lister also would be entitled to the accelerated vesting of all granted but unvested stock options and RSUs. With respect to Lister Equity Grants not yet granted, if the termination without cause or resignation for good reason were to occur (i) prior to the 2017 grant, the entire 2017 grant would be forfeited; and (ii) prior to the 2016 grant, the 2016 option grant would be forfeited but the 2016 RSU grant would be granted with immediate vesting. Following a termination without cause or resignation for good reason, Mr. Lister would have 12 months to exercise any vested options.

Under the terms of his employment agreement, Mr. Lister is required to mitigate the amount of any Lister Severance Payments paid by the Company in certain circumstances following a termination without cause by seeking other employment. On the date Mr. Lister obtains other employment, the Lister Severance Payments would be reduced by one-quarter.

If Mr. Lister’s employment had been terminated without cause or if Mr. Lister had resigned with good reason as of December 31, 2014, he would have been entitled to an estimated amount of $5,885,078. This amount includes $3,428,509 in respect of the Lister Severance Payments and the estimated intrinsic value of $2,456,569 representing the accelerated vesting of his unvested, in-the-money stock options and unvested RSUs, as well as the accelerated vesting of the 2016 RSU grant, calculated using the December 31, 2014 closing price of the Common Shares.

Termination without cause upon a change-in-control

If, within 24 months following a change-in-control of the Company, Mr. Lister’s employment were terminated without cause or Mr. Lister were to resign for good reason, Mr. Lister would be entitled to receive accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and any earned but unpaid bonus in respect of the year prior to termination, in each case within 30 days of such termination. In addition, Mr. Lister would be entitled to receive the Lister Severance Payments.

Mr. Lister would also be entitled to the accelerated vesting of his unvested Lister Equity Grants, and would be entitled to receive a cash payment equal to $1,400,000 for each annual Lister Equity Grant that had not been made as of the date of such termination or resignation for good reason. Mr. Lister would also be entitled to an incentive payment of $107,500.

If Mr. Lister’s employment had been terminated without cause, or if Mr. Lister had resigned with good reason following a change-in-control as of December 31, 2014, he would have been entitled to an estimated amount of $9,254,578. This includes Lister Severance Payments totaling $3,428,509, the incentive payment of $107,500, an additional payment of $4,200,000 (representing three payments of $1,400,000 for the Lister Equity Grants not granted as of such date) and an estimated amount of $1,518,569 representing the intrinsic value of the accelerated vesting of his remaining unvested, in-the-money stock options and RSUs calculated using the December 31, 2014 closing price of the Common Shares.

Andrew Cripps

Executive Vice President and President, EMEA, IMAX International Sales Corporation

On January 23, 2014, we and Mr. Cripps came to terms with respect to his continued employment with the Company, which terms were memorialized in an employment agreement effective February 28, 2014. Mr. Cripps’ prior employment agreement terminated on February 27, 2014. For 2014, Mr. Cripps’ annual base salary was £500,000 (approximately $823,900 based on the average exchange rate between the U.K. pound sterling and the U.S. dollar during 2014). Mr. Cripps is entitled to participate in the Management Bonus Plan and to receive a target bonus of 70% of his base salary. Mr. Cripps has received certain stock option and RSU grants. Mr. Cripps’ equity awards outstanding as of December 31, 2014, and their respective exercise prices and expiration dates, are set forth above in “Outstanding Equity Awards at Fiscal Year End”. In addition, on March 7, 2015, Mr. Cripps received 2,218 RSUs, which will vest as follows: (i) 20% on December 31, 2015; (ii) 25% on December 31, 2016; (iii) 25% on December 31, 2017; and (iv) 30% on December 31, 2018. Unless overridden by specific terms set forth in his employment agreement, Mr. Cripps’ stock options and RSUs are governed by the terms of the LTIP or the SOP, as applicable, which is described above in “Compensation Discussion and Analysis – Long-Term Incentive Compensation”.

Mr. Cripps’ employment agreement contains customary non-solicitation and non-competition provisions for a period of twelve months after the termination of his employment with the Company.

Voluntary retirement or resignation

Mr. Cripps is required to provide six months’ written notice prior to a retirement or resignation. During such notice period, Mr. Cripps would be entitled to receive his base salary, medical and life insurance benefits and perquisites (including a car allowance). In addition, following termination of his employment, Mr. Cripps would be reimbursed for any unused vacation pay. However, Mr. Cripps would not be entitled to a bonus payment in respect of such notice period. Mr. Cripps is not contractually entitled to receive severance payments in connection with a voluntary retirement or resignation.

Termination with cause

If Mr. Cripps’ employment had been terminated with cause as of December 31, 2014, he would have been entitled to compensation under applicable UK law, including his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay. All of Mr. Cripps’ unexercised stock options and RSUs would have been cancelled. Mr. Cripps is not contractually entitled to receive severance payments in connection with a termination with cause.

Termination without cause

We are entitled to terminate Mr. Cripps without cause either upon six months’ written notice, or immediately with pay in lieu of notice.

If Mr. Cripps’ employment were terminated without cause (with or without a change-in-control), Mr. Cripps would be entitled to receive base salary, medical and life insurance benefits and perquisites (including a car allowance) for a minimum of 6 months, plus one additional month’s base salary, medical and life insurance benefits and perquisites for each complete year of service with the Company, up to a maximum of 12 months in total. Mr. Cripps would not be entitled to a bonus payment in respect of such severance period.

If Mr. Cripps’ employment had been terminated without cause as of December 31, 2014, he would have been entitled to receive an estimated payment of $582,138. This amount includes base salary continuance of $549,267 and $32,871 for the estimated value of healthcare, car allowance, and life insurance benefits for the severance period.

Termination without cause upon a change-in-control

If Mr. Cripps’ employment had been terminated without cause upon a change-in-control as of December 31, 2014, he would have been entitled to receive an estimated payment of $582,138. This amount includes base salary continuance of $549,267, and $32,871 for the estimated value of healthcare benefits for the severance period. Mr. Cripps also would have realized the intrinsic value of the accelerated vesting of his unvested, in-the-money, stock options and RSUs in an amount estimated at $1,363,724, calculated using the December 31, 2014 closing price of the Common Shares.

COMPENSATION OF DIRECTORS

Directors who are also employees of the Company receive no additional fees for service on the Board of Directors.

Our Independent Directors receive an annual retainer of $50,000. In addition, Committee Chairs receive the following annual retainers: the Audit Committee Chair receives $15,000 and the Compensation Committee Chair and the Governance Committee Chair each receive $10,000. Committee members also receive the following yearly retainers: Audit Committee members receive $10,000; Compensation Committee members receive $7,500; and Governance Committee members receive $5,000.

Each Independent Director is granted an annual grant of RSUs with an aggregate value of $125,000 on the date of the grant that will vest on the date of the grant. The Chairman of the Board is granted an annual grant of RSUs with an aggregate value of $170,000 on the date of the grant that will vest on the date of the grant. Each RSU represents the right to receive one Common Share.

Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and Committees of the Board of Directors.

The following table sets forth information relating to compensation of the directors for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)		All Other Compensation ($)	Total ($)
Neil S. Braun (2)	65,000	124,995	(3)	—	189,995
Eric A. Demirian (4)	82,500	124,995	(3)	—	207,495
Garth M. Girvan (5)	52,500	124,995	(3)	—	177,495
David W. Leebron (6)	75,000	124,995	(3)	—	199,995
Michael Lynne	53,750	124,995	(3)	—	178,745
Michael MacMillan	52,500	124,995	(3)	—	177,495
I. Martin Pompadur (7)	67,500	124,995	(3)	—	192,495
Marc A. Utay (8)	53,750	124,995	(3)	—	178,745
Bradley J. Wechsler (9)	230,000(10)	169,993	(11)	68,053(12)	468,046

(1)	As required by SEC rules, the “Stock Awards” column in this table reflect the aggregate grant date fair values of the RSU awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 14(c) to the audited consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for the assumptions used to calculate the fair value of the RSUs.
(2)	As of December 31, 2014, Mr. Braun held 24,000 stock options to purchase Common Shares in accordance with the SOP.
(3)	The director received a grant of 4,875 RSUs on June 3, 2014. The RSUs vested on June 3, 2014.
(4)	As of December 31, 2014, Mr. Demirian held 34,108 stock options to purchase Common Shares in accordance with the SOP.
(5)	As of December 31, 2014, Mr. Girvan held 57,584 stock options to purchase Common Shares in accordance with the SOP.
(6)	As of December 31, 2014, Mr. Leebron held 61,880 stock options to purchase Common Shares in accordance with the SOP.
(7)	As of December 31, 2014, Mr. Pompadur held 34,108 stock options to purchase Common Shares in accordance with the SOP.
(8)	As of December 31, 2014, Mr. Utay held 61,880 stock options to purchase Common Shares in accordance with the SOP.
(9)	As of December 31, 2014, Mr. Wechsler held 24,000 stock options to purchase Common Shares in accordance with the SOP.
(10)	This amount represents the amount paid to Mr. Wechsler pursuant to the services agreement as described below.
(11)	Mr. Wechsler received a grant of 6,630 RSUs in recognition of his position of Chairman of the Board. The RSUs vested on June 3, 2014.

(12)	This amount reflects: (i) $35,404 for personal use of a Company-provided automobile; (ii) $21,141 for retiree health benefit premiums; and (iii) $11,508 for the supplemental health plan premiums.

On December 11, 2008, the Company entered into a services agreement with Mr. Wechsler which provides that, effective April 1, 2009, Mr. Wechsler’s employment as Co-CEO was terminated. The services agreement, which has been amended from time to time, provides that Mr. Wechsler will serve as Chairman of the Company’s Board of Directors through the earlier of (a) the date on which Mr. Wechsler is not re-appointed as Chairman of the Board, and (b) the date on which the Board of Directors terminates the services agreement. The services agreement was most recently amended as of April 1, 2013. Pursuant to that amendment, effective April 1, 2013, Mr. Wechsler’s compensation for each year served as Chairman increased from $200,000 to $230,000. The services agreement provides that certain other provisions of Mr. Wechsler’s former employment agreement with the Company continue to survive the termination of such employment agreement.

Among the provisions of Mr. Wechsler’s prior employment agreement that survive are those relating to the Sale Bonus and the Incentive Bonus. Upon a sale of the Company, Mr. Wechsler is entitled to receive a cash Sale Bonus in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Cdn$150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible preferred shares of the Company formerly outstanding which were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants previously owned by Messrs. Gelfond and Wechsler). As of December 31, 2014, the Sale Bonus was estimated by the Company to be between $2,823,439 and $7,512,044, depending upon the equity assumptions used in the relevant calculations.

In addition, following a change-in-control, Mr. Wechsler would receive a cash Incentive Bonus equal to the product of (a) 225,000 and (b) the difference between the closing price of the Common Shares upon such change-in-control and the closing price of the Common Shares on March 10, 2006. As of December 31, 2014, the Incentive Bonus would have been $4,551,750, based on the closing price of the Common Shares on that date ($30.90).

Mr. Wechsler participates in the SERP on the same terms as Mr. Gelfond. The SERP provides for a lifetime retirement benefit from age 55 equal to 75% of Mr. Wechsler’s best average 60 consecutive months of earnings over his employment history. The vesting percentage increased on a straight-line basis from inception until age 55. Mr. Wechsler’s SERP benefits became 100% vested on September 14, 2006 and Mr. Wechsler received a lump sum payment for the remaining benefits in August 2010. Mr. Wechsler remains entitled to a recoupment of certain benefits he previously agreed to be reduced under the SERP upon a change-in-control of the Company. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Wechsler agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change-in-control of the Company. If there had been a change-in-control of the Company on December 31, 2014, Mr. Wechsler would have been entitled to receive $3,217,889 as a recoupment of such benefits.

The Company has an unfunded retiree health benefit plan covering Mr. Wechsler. The plan provides that the Company will maintain retiree health benefits for Mr. Wechsler until he becomes eligible for Medicare and, thereafter, the Company will provide Medicare supplemental coverage as selected by Mr. Wechsler. As of December 31, 2014, the estimated value of Mr. Wechsler’s retiree health benefits was $391,000.

Effective January 1, 2012, the Company implemented an executive supplemental health reimbursement plan which covers Mr. Wechsler. The plan provides expanded coverage and reimbursement of services not covered by the Company’s medical, dental and vision plans. The Company reimbursed Mr. Wechsler for $11,508 in health premiums in 2014 in connection with this plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently composed of Messrs. Pompadur (Chairman), Demirian and Lynne, each of whom are Independent Directors. All compensation and renewal of employment decisions for Mr. Gelfond in 2014 were made by the Compensation Committee. Compensation decisions made with respect to Mr. Gelfond’s employment arrangements effective January 1, 2015 were made by the full Board of Directors.

The law firm of McCarthy Tétrault LLP, located at 66 Wellington Street West, Suite 5300, Toronto, Ontario, of which Mr. Girvan, a director of the Company, was a senior partner, provided legal services to us on several matters in 2014 and is continuing to provide legal services in 2015. In 2014, we paid McCarthy Tétrault approximately $402,596 in respect of legal services.

During the fiscal year ended December 31, 2014, none of our executive officers served on compensation committees or boards of directors of any other entities that had or have had one or more of its executive officers serving as a member of our Compensation Committee or Board of Directors.

CORPORATE GOVERNANCE

The Board of Directors believes that good corporate governance is fundamental to our overall success. The Governance Committee of the Board of Directors, which is currently composed of Messrs. Leebron (Chairman), Braun and MacMillan, each of whom are Independent Directors, reviews our corporate governance practices from time to time, as further described in “Corporate Governance Guidelines” as described below.

Corporate Governance Guidelines

The Board of Directors operates under our Corporate Governance Guidelines adopted by the Company’s Board of Directors. The Corporate Governance Guidelines outline the Board of Directors’ authority, responsibilities, composition and procedures.

The role of the Board of Directors is to supervise the Company’s business and affairs, including:

•	overseeing our strategic and business planning process(es) and reviewing, approving and monitoring the annual and long-term operating plans, including fundamental financial and business strategies and objectives;

•	reviewing and assessing the major risks we face and reviewing, approving and monitoring our approach to addressing such risks;

•	developing and reviewing the CEO’s corporate objectives, annually evaluating the performance of the CEO against these objectives, determining his performance-based compensation annually and developing appropriate succession plans, from time to time; and

•	reviewing and monitoring the controls and procedures to maintain our integrity, including our disclosure controls and procedures, our internal controls and procedures for financial reporting and our compliance with its Code of Business Conduct and Ethics.

A current copy of the Corporate Governance Guidelines, the text of which is incorporated by reference into this Circular, is available, without charge, at www.IMAX.com and www.sedar.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.

Director Independence

The Board of Directors is comprised of a majority of independent directors as defined under applicable legal, regulatory and stock exchange requirements. Section 303A of the NYSE Listed Company Manual provides that no director qualifies as “independent” unless the Board of Directors affirmatively determines that such director has no material relationship with the Company, and Section 1.2 of the Canadian National Instrument (“NI 58-101”) provides that an independent director is a person other than an officer or employee of the Company, or any other individual having a material relationship that in the opinion of the Board of Directors would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The NYSE Listed Company Manual and NI 58-101 set forth specific categories of relationships that disqualify a director from being independent.

The Board of Directors has reviewed the independence of each director and considered whether any director has a material relationship with the Company. As a result of this review, the Board of Directors affirmatively determined that Messrs. Braun, Demirian, Girvan, Leebron, Lynne, MacMillan, Pompadur and Utay, representing eight of ten directors, are independent within the meaning of the NYSE; Canadian Securities Regulations; and SEC director independence standards, as currently in effect. Our Board of Directors’ independence determination was based on information provided by the directors and discussions among the officers and directors.

All members of the Audit Committee, Compensation Committee and Governance Committee are considered “independent” under each such committee’s independence standards. In the event any transaction or agreement is proposed in respect of which a director has a material interest, the director will recuse himself from voting on that matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors.

Board Size and Composition

Our articles provide that the Board of Directors may be comprised of a minimum of 1 and a maximum of 15 directors with the actual number determined from time to time by resolution of the Board of Directors. The Board of Directors is currently set at 10 directors.

The Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal governance structure so as to provide independent oversight of management. The Board of Directors has determined that there is no single, generally accepted approach to providing governance and that given the evolving nature of our business, the right governance structure for the Board of Directors may vary as circumstances warrant. Consistent with this understanding, the Independent Directors consider the Board’s size and composition on an annual basis in connection with its annual self-evaluation.

Mr. Wechsler served as Co-Chairman of the Board of Directors along with Mr. Gelfond from June 1999 to March 2009. On April 1, 2009, Mr. Wechsler became sole Chairman of the Board. By virtue of his current role as CEO, Mr. Gelfond is not an Independent Director and by virtue of his prior role as Co-CEO, Mr. Wechsler is not an Independent Director. At present, we do not have a lead director. The Chairman of the Board provides leadership for the Independent Directors by chairing the executive sessions of the Board as well as reviewing and modifying board meeting agendas to ensure that the Board of Directors may successfully carry out its duties. In addition, the breadth and depth of the experience of the Independent Directors as a whole provides the Board of Directors with important leadership qualities. Given Mr. Wechsler’s prior role in the Company, the Board of Directors has determined that this board composition structure is optimal for the Company because it provides us with strong and consistent oversight.

In considering its governance structure, the Board of Directors has taken a number of factors into consideration. The Board of Directors, with a substantial majority of its directors being Independent Directors, exercises strong, independent oversight. This oversight function is enhanced by the fact that all of the Board Committees and their respective chairpersons are comprised entirely of Independent Directors. A number of processes and procedures of the Board of Directors and of the Committees – including regular executive sessions of the

Independent Directors, the ability of Independent Directors to contact one another, the CEO and other executive officers at any time, and the annual evaluations of the performance of the CEO against pre-determined and other criteria – provide independent oversight of the CEO’s performance. We also provide instructions for our shareholders and other interested parties to communicate directly with the Board of Directors, see “Shareholder Communications” on page 4. The Board of Directors believes that these factors provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

Risk Management

The Board of Directors is responsible for overseeing the various risks facing the Company. In this regard, the Board of Directors seeks to understand and oversee critical business risks. Risks are considered in virtually every business decision and as part of our overall business strategy.

While the Board of Directors is responsible for reviewing and assessing the major risks we face and reviewing, approving and monitoring our approach to addressing such risks, our management is charged with managing risk. We have robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board of Directors through senior management. These include an enterprise risk management program, regular internal management disclosure committee meetings, a Code of Business Conduct and Ethics, Whistle Blower Program, an Anti-Bribery and Anti-Corruption Policy, rigorous product quality standards and processes, and a comprehensive internal and external audit process. The Board of Directors and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board of Directors and the Audit Committee on the significant risks identified and how they are being managed. The Board of Directors implements its risk oversight function both as a whole and through the Audit Committee. The Audit Committee oversees risks related to our financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and our Whistle Blower Program. The Audit Committee members meet separately with our CEO and representatives of the independent auditing firm a minimum of four times per year.

The Board of Directors regularly engages in discussion of financial, legal, business, technology, economic and other risks. Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board of Directors also discusses risk in relation to specific proposed actions.

Nomination Process

The Governance Committee is responsible for identifying and recommending candidates for election or re-election to the Board of Directors. Such candidates are then nominated for election by a majority of Independent Directors. The Governance Committee does not set forth specific, minimum qualifications that nominees must possess in order for the Governance Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated in light of opportunities and risks facing the Company and the competencies, skills and personal qualities that are desirable to contribute to our effective governance. In evaluating potential nominees for election and re-election as members of the Board of Directors, the Governance Committee seeks nominees that:

•	manifest the highest integrity and that possess the highest personal and professional ethics;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board of Directors;

•	have the willingness and an ability to make the necessary time commitment to actively participate as a member of the Board of Directors;

•	exhibit sound business judgment; and

•	are committed to representing the long-term interests of our shareholders.

Candidates are identified from a number of sources including recommendations from Board members, management, shareholders and others. We retained Korn Ferry in January 2015 to assist with the identification and evaluation of potential nominees for our Board of Directors. The Governance Committee will consider any nominee recommended by a shareholder under the same criteria as any other potential nominee.

Shareholders who wish to have the Governance Committee consider the nomination of any person for director at the 2016 meeting of shareholders should submit a shareholder proposal made in accordance with the provisions of the CBCA to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary no later than December 23, 2015, or by submitting a timely notice in compliance with the advance notice procedures set forth in By-Law No.1 to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. We may require that a proposed nominee furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company.

Diversity

The Governance Committee Charter mandates that the Governance Committee review, on a periodic basis, the current composition of the Board of Directors in light of the characteristics of independence, diversity, age, competencies, skills, experience, availability of service to the Company and tenure of the Board members and of the Board of Directors’ anticipated needs. While the Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in reviewing the current composition of the Board of Directors or in identifying or evaluating candidates for the Board of Directors, the Governance Committee is committed to having a diverse Board of Directors in that it seeks individuals from different backgrounds with varying perspectives, professional experience, education and skills.

While we do not currently have any female directors on the Board, there are three female officers among our executive officers team of fourteen. Similar to term limits, we do not have a policy on the representation of women on the Board or in senior management, as the board does not believe that quotas or strict rules necessarily result in the identification or selection of the best candidates. Rather, the Governance Committee takes into account the competencies, skills and personal qualities described above. However, the Board is mindful of the benefit of diversity in our leadership positions and the need to maximize the effectiveness of the Board and its decision making abilities. Accordingly, in searches for new directors, the Board, and its third party consultants hired to assist in identifying candidates, consider the level of female representation and diversity as one of several factors used in its search process.

Director Term Limits

The Board has not established any term limits for directors or determined a mandatory retirement age as it doesn’t believe there to be a correlation between term of service and effective board performance and renewal. The Board has adopted processes whereby the Governance Committee, along with the Chairman of the Board, periodically reviews the composition of the Board and the skills and experience required to best meet the needs of the Company. Where a vacancy in the Board occurs, the Governance Committee, in conjunction with the Chairman of the Board and the CEO, will be responsible for identifying potential candidates for consideration based on the various experience and skills required as a result of such vacancy. In addition, the Governance Committee oversees an annual assessment of the effectiveness of the Board and Board committees. From time to time the Board retains the services of external consultants to assist in the review of its governance practices, including the necessity for term limits on service.

Meetings of the Board of Directors and its Committees

During the fiscal year ended December 31, 2014, the Board of Directors held seven meetings, the Audit Committee held five meetings, the Compensation Committee held two meetings and the Governance Committee held five meetings. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and Committees of the Board on which such director served during the fiscal year ended December 31, 2014. The Directors are given the opportunity to hold executive sessions (where members of management are not in attendance) at all regularly scheduled Board of Directors meetings. A total of seven such executive sessions of the Board of Directors were held during 2014.

Our Board of Directors does not include a single director chosen to preside over the regularly scheduled (quarterly) executive sessions. Executive sessions which follow Board meetings are usually informal discussions which are often led by the Chairman of the Board or a Chairman of one of the Board Committees, depending on the subjects to be discussed. The Chairman of the Board reviews the matters to be discussed in executive sessions and determines which board member or Committee Chair is best placed to preside over the executive session. This process facilitates open and candid discussions among the Independent Directors.

The following directors attended the following number of Board of Directors meetings during the fiscal year ended December 31, 2014:

Bradley J. Wechsler	7/7	Garth M. Girvan	6/7	I. Martin Pompadur	7/7
Neil S. Braun	7/7	David W. Leebron	7/7	Marc A. Utay	7/7
Eric A. Demirian	7/7	Michael Lynne	7/7
Richard L. Gelfond	7/7	Michael MacMillan	7/7

All of the members of the Audit Committee are Independent Directors and hold in camera sessions where members of management are not in attendance at least once each fiscal quarter. A total of four such in camera sessions were held during 2014.

While we encourage directors to attend our annual meeting of shareholders, we have no formal policy concerning such attendance. All of the then-current ten directors attended last year’s annual meeting of shareholders.

Committees of the Board

To assist the Board of Directors in discharging its duties effectively, the Board has delegated some of its duties to three specific committees of the Board: the Audit Committee; the Compensation Committee and the Governance Committee. Each of these committees and their respective chairs are appointed annually by the Board of Directors. Each committee has a written mandate which sets out its principal duties and responsibilities. Each committee has the authority to retain special legal, accounting or other advisors.

Audit Committee

The Audit Committee is currently composed of Messrs. Demirian (Chairman), Braun, and Leebron, each of whom are Independent Directors who meet the independence and other requirements of the NYSE and Canadian National Instrument 52-110 - audit committees standards applicable to audit committee members. The Board of Directors has established the Audit Committee for the purpose of overseeing the quality and integrity of our financial statements and related disclosure, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of our internal audit function, internal controls and procedures and the performance of the independent auditors. Each Audit Committee member has experience with various businesses and professions, which are relevant to their understanding of the accounting principles used by the Company in preparing our financial statements and to their understanding of the general applications of such accounting principles in connection with the accounting for estimates, accruals and reserves. These experiences have been with companies, businesses and professional organizations presenting a breadth and level of complexity of accounting issues generally comparable to those reasonably expected to be raised by our financial statements and have provided them with an understanding of internal controls and procedures for financial reporting. For more information on the education and experience of each Audit Committee member, see “Election of Directors” on page 6. The Board of Directors has determined that Mr. Demirian qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K as a result of Mr. Demirian’s qualifications as a Chartered Professional Accountant, a Chartered Accountant and as a Certified General Accountant. Mr. Demirian serves as the Chair of the Audit Committee. The Audit Committee operates under a written mandate adopted by our Board of Directors. A current copy of the Audit Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The information in the preceding two sentences shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the 1933 Act, or the Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee meets with our external auditors, both with and without management present, to review and discuss our accounting policies, our quarterly and year-end financial statement information and their presentation, and significant financial issues which may arise for our Company.

Compensation Committee

The Compensation Committee is currently composed of Messrs. Pompadur (Chairman), Demirian and Lynne, each of whom are Independent Directors. The Compensation Committee is responsible for evaluating and making recommendations to the Board of Directors regarding our equity-based and incentive compensation plans, policies and programs. In addition, the Compensation Committee approves or recommends to the Board of Directors, the compensation package (including components, quantum and timing) for our CEO, setting of his performance objectives, and an assessment of his performance on a periodic basis. On an annual basis, the Compensation Committee reviews and approves the components and the amount of compensation paid to our executive officers. The Compensation Committee made recommendations to the Board of Directors with respect to the bonus paid to Mr. Gelfond in respect of 2014. The Compensation Committee operates under a written mandate adopted by our Board of Directors. A current copy of the Compensation Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.

The Compensation Committee is responsible for performing the functions required of it under our equity award plans, including the granting of stock options and RSUs from time to time, which grants are subject to guidelines determined by our Human Resources department and the Compensation Committee. The Compensation Committee enacts written resolutions from time to time authorizing the grant of stock options and RSUs.

Governance Committee

The Governance Committee is currently composed of Messrs. Leebron (Chairman), Braun and MacMillan, each of whom are Independent Directors. The Governance Committee is responsible for monitoring and evaluating our corporate polices and governance practices, monitoring significant developments in the law and practice of corporate governance, monitoring and evaluating our compliance with the law, monitoring and evaluating compliance with our articles, by-laws and governance agreements, and monitoring the effectiveness of the Board of Directors and Board Committees in the discharge of their general oversight responsibilities.

The Governance Committee is responsible for identifying and recommending candidates for election to the Board of Directors. The Governance Committee evaluates potential new candidates for the Board of Directors on an ongoing basis in light of the opportunities and risks facing us and the competencies, skills and personal qualities that are desirable to add value to the Company and to contribute to our effective governance. The Governance Committee operates under a written mandate adopted by our Board of Directors. A current copy of the Governance Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.

Orientation and Education

We have developed and implemented orientation materials and procedures for new directors. In this regard, a Board of Directors Manual is provided to all new Board members. New directors also have access to fellow directors and senior management and are invited to attend orientation sessions as necessary. Reports, materials and presentations relating to our business are provided to the Board of Directors on a periodic basis. Directors are also offered annual membership in the National Association of Corporate Directors, at our expense.

Board and Committee Self-Assessment

Periodically, and at least annually, each director and committee member completes a review and self-evaluation of the Board of Directors’ and Board Committees’ operating effectiveness. The input is summarized on a confidential basis and provided to the Chairman of the Governance Committee. The results of the evaluations are reported to the Board of Directors. Any agreed upon improvements are implemented as applicable.

Written Position Descriptions

Our Governance Committee has developed a written position description for the Chairman of the Board. The Board of Directors is responsible for the appointment of the Chairman of each Board Committee. The Board of Directors and Committees of the Board each operate within written mandates established and periodically reviewed by the Board of Directors. The Chairman of each committee is responsible for reporting on the activities of that committee to the full Board of Directors on a periodic basis.

The Board of Directors has not developed a written position description for the CEO. The Board of Directors and the CEO develop, on an annual basis, detailed written corporate objectives and parameters in which the CEO operates our business. The Board of Directors is also responsible for annually evaluating the CEO against these objectives.

Directors’ Share Ownership Guidelines

To support the alignment of Directors’ interests with those of our shareholders, non-management Directors are expected, in accordance with the Share Ownership Guidelines, to achieve and maintain share ownership of at least two times their annual retainer. Directors subject to the policy will have to satisfy the guidelines within four years of plan inception (or becoming subject to the policy, if later). As of April 7, 2015, all of the non-management Directors had met their share ownership guidelines within the required time frame.

CODE OF BUSINESS CONDUCT AND ETHICS

We have a Code of Business Conduct and Ethics applicable to all employees, including our Chief Executive Officer, Chief Financial Officer and Controller and all other persons performing similar functions, and all directors and consultants. Any incidence or reports made in connection with potential violation of the Code of Business Conduct and Ethics are reported to the Audit Committee through i) the Whistle Blower hotline, or ii) our internal audit function. The code is distributed to applicable individuals on commencement of service, and annually thereafter, who are required to acknowledge receipt, read and agree to abide by the code. A current copy of the Code of Business Conduct and Ethics is available, without charge, at www.IMAX.com or upon written request at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. Any amendments to, or waivers of, the Code of Business Conduct and Ethics which specifically relate to any financial professional will be disclosed promptly following the date of such amendment or waiver at www.IMAX.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of our directors or executive officers, or any security holder of record as of the date of this Circular who owned, of record or to our knowledge, more than 5% of our outstanding Common Shares, or any member of such person’s immediate family, had any material interest, direct or indirect, in any transaction during the last fiscal year, or since the commencement of the current fiscal year, in any completed or proposed transaction, except for the following:

The law firm of McCarthy Tétrault LLP, of which Mr. Girvan, a director of the Company, was a senior partner, provided legal services to us on several matters in 2014 and is continuing to provide legal services in 2015. In 2014, we paid McCarthy Tétrault approximately $402,596 in respect of legal services.

Patricia Keighley is the spouse of David Keighley, who is an executive officer of the Company. Ms. Keighley, Senior Vice President of the Company and Managing Director of IMAX Post/DKP Inc., a wholly-owned subsidiary of the Company, has been employed by the Company since February 1988. Ms. Keighley received compensation of approximately $267,886 in respect of 2014.

On May 5, 2008, we entered into a Securities Purchase Agreement (the “Douglas Agreement”) with K&M Douglas Trust, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust and James E. Douglas III (collectively, the “Douglas Group”), pursuant to which we agreed to sell and the Douglas Group agreed to purchase 2,726,447 Common Shares (the “Douglas Shares”) for aggregate consideration of $18 million or approximately $6.60 per share (the equivalent of the average of the closing price of our Common Shares over the five trading days immediately preceding the date of the Douglas Agreement). The private placement closed on May 8, 2008. The Douglas Group, which currently owns 13.3% of the outstanding Common Shares, agreed to a five-year standstill with the Company whereby it will refrain from certain activities, including: (i) increasing its percentage ownership in the Company; (ii) seeking to influence the management of the Company or soliciting proxies; (iii) entering into fundamental or change-in-control transactions with respect to the Company; and (iv) selling or transferring any Common Shares to a person or group that would own 5% or more of the Common Shares following such sale or transfer. In January 2011, we filed a registration statement on Form S-3 to register the resale of the Douglas Shares, which expired without the Douglas Group selling any shares thereunder. In February 2014, we filed a new registration statement on Form S-3 to replace the expired registration statement. We have agreed to maintain the effectiveness of the registration statement, subject to permitted suspensions, until the Douglas Group has sold, or may sell without restriction, the Douglas Shares.

The Company, Wasserstein Perella Partners, L.P., Wasserstein Perella Offshore Partners, L.P., WPPN, Inc., and the Michael J. Biondi Voting Trust (collectively “WP”), and Messrs. Gelfond and Wechsler entered into a registration rights agreement (the “Registration Rights Agreement”) dated as of February 9, 1999, which carried forward the corresponding provisions of the June 16, 1994 shareholders’ agreement. Though numerous provisions of the Registration Rights Agreement were terminated in 2002 when WP ceased to be a shareholder of the Company, each of Messrs. Gelfond and Wechsler retain the right to cause us to use best efforts to register their securities under the 1933 Act. Messrs. Gelfond and Wechsler are entitled to make two such demand registrations. Messrs. Gelfond and Wechsler also have unlimited piggyback rights to register their securities under the Registration Rights Agreement whenever we propose to register any securities under the 1933 Act, other than the registration of securities pursuant to an initial public offering or the registration of securities on Form S-4 or S-8 under the 1933 Act or filed in connection with an exchange offer or an offering of securities solely to our existing shareholders.

Messrs. Gelfond and Wechsler and certain other shareholders of the Company entered into another shareholders’ agreement on January 3, 1994 as amended on March 1, 1994 which includes, among other things, registration rights, tag along rights and drag along rights.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

On a regular basis, we require that our directors, nominees for director and executive officers identify to the Board of Directors, transactions and/or relationships which could constitute transactions with a related person as defined in Item 404(a) of Regulation S-K. For any potential transaction in which a director, executive officer or other related person would have a material interest, such transaction is reviewed, in advance, by our General Counsel and Chief Compliance Officer to ensure compliance with our Code of Business Conduct and Ethics and to evaluate the disclosure requirements under Item 404(a) of Regulation S-K. Currently, we do not have a formal written policy governing transactions with related persons. In the event any transaction or agreement occurs in respect of which a director has a material interest, the director must recuse himself from voting on that matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors. The minutes of the Board of Directors’ meeting would reflect the nature of the interest disclosed and the fact of the recusal.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2014.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2014 with senior management. The Audit Committee meets privately with PwC on a periodic basis and PwC has unrestricted access to the Audit Committee. The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board Rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (which relates to the accountant’s independence from the Company and related entities) and has discussed with PwC their independence from the Company. As part of its responsibilities for oversight of the Company’s enterprise risk management process, the Audit Committee has reviewed and discussed the Company’s policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC and the Company’s Annual Information Form for the fiscal year ended December 31, 2014.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the 1933 Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

April 21, 2015	Respectfully submitted,

Eric A. Demirian (Chairman) Neil S. Braun David W. Leebron

AVAILABLE INFORMATION

We make available free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as reasonably practicable after such filing has been made with the SEC. Reports are available at www.IMAX.com or by calling Investor Relations at 212-821-0100. Additional information relating to the Company is available at www.sedar.com. Financial information is provided in our comparative financial statements and MD&A for our most recently completed financial year.

APPROVAL BY BOARD OF DIRECTORS

The contents and the sending of this proxy circular and proxy statement to each shareholder entitled to receive notice of the Meeting, to each director and to the auditors of the Company have been approved by the Board of Directors.

DATED at Mississauga, Ontario, Canada, April 21, 2015.

/s/ G. Mary Ruby

G. MARY RUBY
Chief Administrative Officer
& Corporate Secretary

8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com

Security Class

Holder Account Number

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Form of Proxy - Annual General Meeting of IMAX Corporation to be held on June 1, 2015

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1.	Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.	If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3.	This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.	The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6.	The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.	This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly

come before the meeting.	........ Fold
8.	This proxy should be read in conjunction with the accompanying documentation provided by Management.

Proxies submitted must be received by 2:00 p.m., Eastern Time, on May 28, 2015.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free	• Go to the following web site: www.investorvote.com • Smartphone? Scan the QR code to vote now.	• You can enroll to receive future securityholder communications electronically by visiting www.computershare.com/eDelivery and clicking on “eDelivery Signup”.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER

+	+

Appointment of Proxyholder
The undersigned common shareholder of IMAX Corporation (the “Company”) hereby appoints Richard L. Gelfond, failing whom, Robert D. Lister, failing whom, G. Mary Ruby	OR	Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of IMAX Corporation to be held at the Loews Regency Hotel (Great Lawn Room), 540 Park Avenue, New York, NY 10065 on June 1, 2015 at 2:00 p.m. and at any adjournment thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY	HIGHLIGHTED TEXT	OVER THE BOXES.

\.\

1. Election of Directors
	For	Withhold		For	Withhold		For	Withhold

01. Neil S. Braun	☐	☐	02. Eric A. Demirian	☐	☐	03. Richard L. Gelfond	☐	☐	....... Fold
04. David W. Leebron	☐	☐	05. Michael Lynne	☐	☐	06. Michael MacMillan	☐	☐

07. I. Martin Pompadur	☐	☐	08. Darren D. Throop	☐	☐	09. Bradley J. Wechsler	☐	☐

For	Against	Withhold

2. Appointment of Auditors

In respect of the appointment of PricewaterhouseCoopers LLP as auditors of the Company and authorizing the directors to fix their remuneration. Note: Voting Withhold is the equivalent to voting Abstain.

☐	☐	☐

For	Against	Abstain

3. Executive Compensation

Advisory resolution to approve the compensation of the named executive officers as disclosed in the accompanying Proxy Circular and Proxy Statement. Note: Voting Abstain is the equivalent to voting Withhold.

☐	☐	☐

....... Fold

Authorized Signature(s) - This section must be completed for your instructions to be executed.	Signature(s)	Date

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.

DD / MM / YY

Interim Financial Statements - Mark this box if you would like to receive Interim Financial Statements and accompanying Management’s Discussion and Analysis by mail.	☐

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

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